                                                                    EXHIBIT 13.1


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                 ----------------------------------------------

                                    FORM 10-K

              ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2000          Commission File No. 0-20862

                            VINEYARD NATIONAL BANCORP
             (Exact Name of Registrant as Specified in its Charter)


             California                                    33-0309110
   (State of other jurisdiction of                        (IRS Employer
   incorporation or organization)                     Identification Number)

       9590 Foothill Boulevard                                 91730
     Rancho Cucamonga, California                            (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (909) 987-0177

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     As of March 16, 2001, the aggregate market value of the voting shares held by non-affiliates of the registrant was approximately $6,008,829. Solely for the purposes of this calculation, shares held by directors, executive officers, and each person owning more than 10% of the outstanding Common Stock of the registrant have been excluded.

     1,864,826 shares of Common Stock of the registrant were outstanding at March 16, 2001.

                       DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the registrant's Definitive Proxy Statement for its 2000 Annual Meeting of Shareholders, which will be filed on or before April 30, 2001, are incorporated by reference in Part III of this Form 10-K.

                                     PART I


ITEM I.  DESCRIPTION OF BUSINESS

Vineyard National Bancorp (referred to herein on an unconsolidated basis as "VNB" and on a consolidated basis as the "Company") is a corporation that was incorporated under the laws of the State of California on May 18, 1988 and commenced business on December 16, 1988 when, pursuant to a reorganization, the Bancorp acquired all of the voting stock of Vineyard National Bank (the "Bank"). As a bank holding company, the Company is registered under and subject to the Bank Holding Company Act of 1956, as amended. The Company's principal asset is the capital stock of Vineyard National Bank, a nationally chartered bank (the "Bank"), and the business of the Bank is carried on as a wholly-owned subsidiary of the Company.

VNB's principal business is to serve as a holding company for the Bank and its subsidiaries and for other banking or banking-related subsidiaries which the Company may establish or acquire. Although the Company may, in the future, consider acquiring other businesses or engaging in other activities as permitted under Federal Reserve Board regulations, the Company has no specific plans to do so.

VNB's principal source of income is dividends from the Bank. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by the Bank to VNB. (See Item. 1 - Description of Business; Supervision and Regulation; Restrictions of Dividends by the Company and Transfers of Funds to the Company by the Bank)

As of December 31, 2000, the Company had total consolidated assets of approximately $110.1 million, total consolidated net loans of approximately $79.5 million, total consolidated deposits of approximately $99.6 million and total stockholders' equity of approximately $9.3 million.

THE BANK

The Bank was organized as a national banking association under federal law and commenced operations under the name Vineyard National Bank on September 10, 1981.

The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted under law. The Bank is a member of the Federal Reserve System.

The Bank presently operates five offices, one in each of the communities of Rancho Cucamonga, Chino, Diamond Bar, Crestline, and Blue Jay, California, which are located between approximately 30 to 70 miles east of Los Angeles, California. In February, 2001 the Bank opened a loan production office in Manhattan Beach which is located approximately 20 miles southwest of Los Angeles.

VINEYARD SERVICE COMPANY, INC.

The Bank owns 100% of the capital stock of Vineyard Service Company, Inc., which conducts operations out of the Bank's office in Rancho Cucamonga, California. The Company was formed to provide services to both customers of the Bank and others, including life and disability insurance. At present, the assets, revenues and earnings of Vineyard Service Company, Inc., are not material in amount compared to the Bank.

SERVICES PROVIDED BY VINEYARD NATIONAL BANK

The Bank's organization and operations have been designed to meet the banking needs of individuals and small-to-medium sized businesses located in the area known as the Inland Empire in Southern California, in which the Bank conducts its operations. The Bank emphasizes personalized service and convenience of banking and attracts banking customers by offering morning through early evening and Saturday banking hours. Drive-up or walk-up facilities are available at all but one of its banking offices, and the Bank has 24-hour Automated Teller Machines ("ATM's") at all five of its banking offices.

The Bank offers a full range of commercial banking services including the acceptance of checking and savings deposits, and the making of various types of installment, commercial and real estate loans. In addition, the Bank provides safe deposit, collection, traveler's checks, notary public and other customary non-deposit banking services.

DEPOSITS OF VINEYARD NATIONAL BANK

Deposits represent the Bank's primary source of funds. As of December 31, 2000, the Bank had approximately 5,577 demand deposit accounts representing aggregate deposits of approximately $36,856,000 with an average account balance of $6,611, approximately 2,312 accounts representing approximately $25,825,000 in "NOW", super "NOW" and money market checking accounts with an average account balance of $11,170, approximately 3,561 accounts representing approximately $9,966,000 in savings deposits with an average account balance of $2,799 and approximately 1,432 accounts representing approximately $26,937,000 in time deposits ("TCD's") with an average account balance of $18,811. Of the total deposits at December 31, 2000, $6,526,000 were in the form of TCD's in denominations greater than $100,000 and $378,000 were municipal and other governmental deposits.

During the 12 months ended December 31, 2000, average demand deposits increased by approximately $2,962,000 or 8.7%, and "NOW", super "NOW" and money market checking accounts decreased by approximately $2,549,000 or 8.65%. Average savings deposits increased by approximately $427,000 or 4.4%, while average time deposits decreased by approximately $5,561,000 or 16.7%, including a decrease of $2,096,000 in average time certificates of deposits of $100,000 or more.

The Bank is not dependent on a single customer or a few customers for its deposits. Most of the Bank's deposits are obtained from individuals and small-to-moderate size businesses. This results in relatively small average deposit balances, but makes the Bank less subject to the adverse effects resulting from the loss of a substantial depositor. At December 31, 2000, no individual, corporate or public depositor accounted for more than approximately 1.5% of the Bank's total deposits, and the five largest deposit accounts collectively represented 5% of total deposits.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL

The following table sets forth the Company's condensed average balances for each principal category of assets and liabilities and also for stockholders' equity for each of the past two years. Average balances are based on daily averages for the Bank and quarterly averages for VNB, since VNB did not maintain daily average information. Management believes that the difference between quarterly and daily average data (where quarterly data has been used) is not significant.


(Dollars in Thousands)                                                  Year Ended December 31,
                                                                      2000                   1999
                                                              --------------------   -------------------
                                                               Average    Percent     Average     Percent
                                                               Balance    of Total    Balance     of Total
                                                              --------    --------    --------    -------
Assets
      Investment Securities
          Taxable                                            $   8,650       7.6     $   9,177       7.8
      Federal funds sold                                         5,709       5.0         6,278       5.3
      Due from banks-time deposits                                 209       0.2           865       0.7
      FRB & Other Stock                                            182       0.2           177       0.2
      Loans                                                     82,436      72.8        84,781      72.2
      Reserve for loan and lease losses                           (735)     (0.6)         (676)     (0.6)
                                                             ---------     -----     ---------     -----
               Net Loans and Leases                             81,701      72.2        84,105      71.6
                                                             ---------     -----     ---------     -----
               Total Interest Earning Assets                    96,451      85.2       100,602      85.6
      Cash and non-interest earning deposits                     7,265       6.4         7,339       6.2
      Net premises, furniture and equipment                      5,773       5.1         6,282       5.4
      Other assets                                               3,676       3.3         3,267       2.8
                                                             ---------     -----     ---------     -----
               Total Assets                                  $ 113,165     100.0     $ 117,490     100.0
                                                             =========     =====     =========     =====
Liabilities and Stockholders' Equity
      Savings deposits 1                                        37,046      32.7        39,173      33.1
      Time deposits                                             27,719      24.5        33,279      31.9
      Short-term borrowings                                         18       0.0             0       0.0
                                                             ---------     -----     ---------     -----
               Total Interest-bearing Liabilities               64,783      57.2        72,452      65.0
      Demand deposits                                           37,097      32.8        34,134      26.2
      Other liabilities                                          2,372       2.1         1,909       1.3
                                                             ---------     -----     ---------     -----
               Total Liabilities                               104,252      92.1       108,495      92.5
Stockholders' Equity                                             8,913       7.9         8,995       7.5
                                                             ---------     -----     ---------     -----
               Total Liabilities and Stockholders' Equity    $ 113,165     100.0     $ 117,490     100.0
                                                             =========     =====     =========     =====

(1) Includes Savings, NOW, Super NOW and Money Market Accounts.

INTEREST RATES AND DIFFERENTIALS

The Company's earnings depend primarily upon the difference between the income the Bank receives from its loan portfolio and investment securities and the Bank's cost of funds, principally interest paid on savings and time deposits. Interest rates charged on the Bank's loans are affected principally by the demand for loans, the supply of money available for lending purposes, and competitive factors. In turn, these factors are influenced by general economic conditions and other constraints beyond the Company's control, such as Federal economic and tax policies, general supply of money in the economy, governmental budgetary actions, and the actions of the Federal Reserve Board. (See "Effect of Governmental Monetary Policies and Recent Legislation.")

Information concerning average interest earning assets and interest bearing liabilities, along with the average interest rates earned and paid thereon is set forth in the following table. Averages were computed based upon daily balances.


(Dollars in Thousands)                                            2000                          1999
                                                      ----------------------------   -----------------------------
                                                      Average              Average   Average               Average
                                                      Balance    Interest   Yield    Balance     Interest    Yield
                                                      -------    --------   -----    -------     --------    -----
Earning Asset
      Investment Securities
          U.S. Treasury(2)                           $      0           0    0.0%    $     63           3    4.8%
          U.S. Government agencies(2)                   8,706         495    5.7%       9,118         500    5.5%
                                                     --------    --------            --------    --------
              Total Investment Securities               8,706         495    5.7%       9,181         503    5.5%
      Federal funds sold                                5,709         365    6.4%       6,278         301    4.8%
      Due from banks - time deposits                      209          14    6.7%         865          45    5.2%
      FRB & Other Stock                                   182           9    4.9%         177           9    5.1%
      Loans(1)                                         82,436       8,082    9.8%      84,781       8,137    9.6%
                                                     --------    --------            --------    --------
               Total Interest Earning Assets         $ 97,242    $  8,965    9.2%    $101,282    $  8,995    8.9%
                                                     ========    ========            ========    ========
Interest Bearing Liabilities
      Domestic Deposits and Borrowed Funds
          Savings deposits(3)                          37,046         622    1.7%      39,173         661    1.7%
          Time deposits                                27,719       1,426    5.1%      33,279       1,543    4.6%
          Short-term borrowings                            18           1    5.6%           0           0    0.0%
                                                     --------    --------            --------    --------
               Total Interest Bearing Liabilities    $ 64,783    $  2,049    3.2%    $ 72,452    $  2,204    3.0%
                                                     ========    ========            ========    ========


The table below shows the net interest earnings and the net yield on average earning assets (net of the allowance for loan and lease losses).


(Dollars in Thousands)                                              2000        1999
                                                                  ----------  ---------
Total interest income(1)                                             $ 8,965     $ 8,994
Total interest expense(4)                                              2,049       2,204
Total interest earnings(1)                                             6,916       6,790
Total average earning assets                                          97,238     101,282
Net yield on average earning assets(1)                                   7.1%        6.7%
Net yield on average earning assets (excluding loan fees)(1)             6.6%        6.1%


(1) Loans, net of unearned income, include non-accrual loans but do not reflect average allowance for loan and lease losses of $735,000 in 2000 and $676,000 in 1999. Loan fees of $463,000 in 2000 and $585,000 in 1999, are included in loan interest income. There were three non-accruing loans totaling approximately $307,000 at December 31, 2000 and three non-accruing loans totaling approximately $495,000 at December 31, 1999.

(2) The yield for securities that are classified as available-for-sale is based on historical amortized cost balances.

(3) Savings deposits includes savings, NOW, Super NOW and Money Market deposit accounts.

(4) Includes Savings, NOW, Super NOW and Money Market Deposit Accounts, Time Deposits and Federal Funds Purchased.

The following table sets forth the changes in interest earned, including loan fees and interest paid. The net increase/(decrease) is segmented into the change attributable to variations in volume and variations in interest rates. Changes in the interest earned and interest paid due to both the rate and volume have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.



(Dollars in Thousands)                 Investment  Federal            FRB &
                                       Securities   Funds             Other      Time
                                         Taxable    Sold   Loans(1)   Stock    Deposits    Total
                                       ---------- -------- -------- ---------  --------   -------
Interest Earned On:
2000 compared to 1999
      Increase/(decrease) due to:
          Volume changes                  $ (30)    $ (24)    $(248)    $--       $ (44)    $(346)
          Rate changes                       22        88       193      --          13       316
                                          -----     -----     -----     -----     -----     -----
               Net Increase/(Decrease)    $  (8)    $  64     $ (55)    $--       $ (31)    $ (30)
                                          =====     =====     =====     =====     =====     =====

Interest Earned On:
1999 compared to 1998
      Increase/(decrease) due to:
          Volume changes                  $ 202     $   9     $(194)    $   1     $  26     $  44
          Rate changes                      (14)       (8)     (201)       (2)       (1)     (226)
                                          -----     -----     -----     -----     -----     -----
               Net Increase/(Decrease)    $ 188     $   1     $(395)    $  (1)    $  25     $(182)
                                          =====     =====     =====     =====     =====     =====



(1) Includes decrease in loan fees of $122,000 in 2000 and a decrease of $93,000 in 1999.


(Dollars in Thousands)                            Savings        Time     Short-term
                                                Deposits(3)    Deposits   Borrowings(2)   Total
                                                -----------    --------   -------------   -----
Interest Paid On:
2000 compared to 1999
      Increase/(decrease) due to:
          Volume changes                            $ (35)       $(340)       $   1        $(374)
          Rate changes                                 (4)         223            0          219
                                                    -----        -----        -----        -----
                      Net Increase/(Decrease)       $ (39)       $(117)       $   1        $(155)
                                                    =====        =====        =====        =====

Interest Paid On:
1999 compared to 1998
      Increase/(decrease) due to:
          Volume changes                            $  22        $(150)                    $(128)
          Rate changes                                (17)        (203)                     (220)
                                                    -----        -----        -----        -----
                      Net Increase/(Decrease)       $   5        $(353)                    $(348)
                                                    =====        =====        =====        =====


(2) Short-term Borrowings consist of Federal Funds Purchased.
(3)Savings deposits include saving, NOW, Super NOW and Money Market deposit accounts.




INVESTMENT PORTFOLIO

The following table shows the book value of the portfolio of investment securities at the end of each of the past two years. The Bank accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Securities are classified in three categories and accounted for as follows: debt and equity securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity.



                                            2000                  1999
                                       Available-for-Sale    Available-for-Sale
                                       ------------------    -----------------
U.S. Agency Securities                       5,520                9,423
Other securities                                 7                    5
                                         ---------              -------
                                         $   5,527              $ 9,428
                                         =========              =======


The following table shows the maturities of investment securities at December 31, 2000, and the weighted average yields of such securities.




        (Dollars in Thousands)                     Due In          Due After One But
                                              One Year or Less     Within Five Years
                                              ------------------   ------------------
                                              Available-for-Sale   Available-for-Sale
                                              ------------------   ------------------
                                               Amount    Yield      Amount    Yield
                                              ---------  -------   ---------  -------
U.S. Agencies                                   $5,024    5.50%       $ 496    5.52%


Other securities do not have a predetermined maturity date.

LOAN PORTFOLIO

The following table sets forth the amount of loans outstanding for each of the past two years.



              (Dollars in Thousands)                     December 31,
                                                  --------------------------
                                                      2000           1999
                                                  ----------      ----------
Types of Loans
      Domestic
      Commercial, financial and agricultural        $ 10,665        $ 14,671
      Real estate construction                         5,588           6,602
      Real estate mortgage                            51,291          45,370
      Installment loans to individuals                12,049          18,852
      Loans held for sale                                235             835
      All other loans (including overdrafts)             180             170
                                                    --------        --------
                                                      80,008          86,500
      Less:
          Unearned income                               (484)           (783)
          Allowance for loan and lease losses           (784)           (764)
                                                    --------        --------
                      Total                         $ 78,740        $ 84,953
                                                    ========        ========


Real estate mortgage loans are comprised of multi-family real estate loans, SFR's and commercial real estate loans which represent 1.3%, 12.2% and 49.5% of total loan commitments respectively. The growth of commercial real estate loans is the result of consistent promotions and competitive pricing.

Installment loan concentrations remain in auto loans, both indirect and direct. The auto financing area exhibits a good diversity in customers and smaller loan totals. Indirect dealer loans represent approximately 28% of total installment loans. Approximately 90% of all indirect loans are "A/B" paper. While the Bank goes to adequate lengths to assess its auto dealers, the risks are evident with this type of financing.

MATURITIES AND SENSITIVITIES TO INTEREST RATES

The following table shows the maturities and sensitivities to changes in interest rates on loans outstanding at December 31, 2000.


               (Dollars in Thousands)                                         Maturing
                                                                 ------------------------------------
                                                                   Within       One to         After
                                                                  One Year     Five Years    Five Years      Total
                                                                 ----------   ----------    ----------     --------
Domestic
      Commercial, financial and agricultural                      $ 7,067       $ 3,176       $   422       $10,665
      Real estate construction                                      5,588         5,588
      Real estate mortgage                                          9,555        24,992        16,979        51,526
      Installment loans to individuals                              2,550         8,634           865        12,049
      All other loans                                                 180                                       180
                                                                  -------       -------       -------       -------
                      Total                                       $24,940       $36,802       $18,266       $80,008
                                                                  =======       =======       =======       =======

Loans and leases with predetermined interest rates                  4,677        17,754        18,266        40,697
Loans and leases with floating or adjustable interest rates        20,263        19,048        39,311
                                                                  -------       -------       -------       -------
                      Total                                       $24,940       $36,802       $18,266       $80,008
                                                                  =======       =======       =======       =======



ASSET/LIABILITY MANAGEMENT

The table below sets forth information concerning the interest rate sensitivity of the Company's consolidated assets and liabilities as of December 31, 2000. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.

Generally, where rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin is expected to be positively impacted during periods of increasing interest rates and negatively impacted during periods of decreasing interest rates. When rate-sensitive liabilities exceed rate-sensitive assets generally the net interest margin will be negatively affected during periods of increasing interest rates and positively affected during periods of decreasing interest rates. However, because interest rates for different asset and liability products offered by depository institutions respond in a different manner, both in terms of the responsiveness as well as the extent of the responsiveness to changes in the interest rate environment, the interest rate sensitivity gap is only a general indicator of interest rate sensitivity. Based upon the interest rate sensitivity gap set forth below and the fact that the Bank's demand and savings deposits, which comprised more than 47% of its total deposits at December 31, 2000, have tended to be relatively insensitive to rising interest rates, management believes that the Company's net interest margin will not be significantly impacted by changes in interest rates.

RISK ELEMENTS


(Dollars in Thousands)                         Three      Over Three      Over One
                                               Months      Through         Through        Over       Non-interest
                                              or Less     12 Months       Five Years    Five Years       Bearing        Total
                                              -------     ---------       ----------    ----------    -------------    -------
Assets
      Interest-bearing deposits
        in other financial institutions                      $    198                                                  $    198
      Federal funds Sold                      $  8,405                                                                    8,405
      Investment securities                      2,998       $  2,026       $    496                    $      7          5,527
      Net loans and leases                      16,865          7,805         36,765      $ 18,266          (961)        78,740
      Noninterest-bearing assets                                                                          17,883         17,883
                                              --------       --------       --------      --------      --------       --------
             Total Assets                     $ 28,268       $ 10,029       $ 37,261      $ 18,266      $ 16,929       $110,753
                                              ========       ========       ========      ========      ========       ========
Liabilities and Stockholders' Equity
      Noninterest-bearing deposits                                                                        36,856         36,856
      Interest-bearing deposits                 45,176         15,773          1,778                                     62,727
      Other liabilities                                                                                    1,875          1,875
Stockholders' Equity                                                                                       9,295          9,295
                                              --------       --------       --------      --------      --------       --------
             Total Liabilities and
             Stockholders' Equity             $ 45,176       $ 15,773       $  1,778      $      0      $ 48,026       $110,753
                                              ========       ========       ========      ========      ========       ========

Interest Rate Sensitivity Gap                 $(16,908)      $ (5,744)      $ 35,483      $ 18,266      $(31,097)      $      0
                                              ========       ========       ========      ========      ========       ========
Cumulative Interest Rate Sensitivity Gap      $(16,908)      $(22,652)      $ 12,831      $ 31,097      $      0       $      0
                                              ========       ========       ========      ========      ========       ========


The Company's management also utilizes the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The simulation model estimates the impact of changing interest rates on the interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to policy limits which specify a maximum tolerance level for net interest income exposure over a one year horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed.

The following reflects the Company's net interest income sensitivity analysis as of December 31, 2000:

            (Dollars in Thousands)           Estimated Net           Market Value
          Simulated                         Interest Income     ------------------------
         Rate Changes                         Sensitivity       Assets       Liabilities
         ------------                       ---------------     ------       -----------
         +200 Basis Points                       3.9%          $108,408        $100,487
         -200 Basis Points                      -4.6%          $112,680        $103,482


The estimated sensitivity does not necessarily represent a Company forecast and the results may not be indicative of actual changes to the Company's net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, pricing strategies on loans and deposits, replacement of asset and liability cashflows, and other assumptions. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change.

NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS


                  (Dollars in Thousands)                 December 31,
                                                     --------------------
                                                       2000         1999
                                                     --------     -------
Accruing Loans More Than 90 Days Past Due(1)
      Aggregate loan amounts
          Commercial, financial and agricultural
          Real estate
          Installment loans to individuals              $ 25        $ 14
      Aggregate leases
Renegotiated loans(2)
Non-accrual loans(3)
      Aggregate loan amounts
          Commercial                                     131         269
          Real estate                                    176         226
                                                        ----        ----
                                                        $332        $509
                                                        ====        ====


(1) Reflects loans for which there has been no payment of interest and/or principal for 90 days or more. Ordinarily, loans are placed on non-accrual status (accrual of interest is discontinued) when the Bank has reason to believe that continued payment of interest and principal is unlikely.

(2) Renegotiated loans are those which have been renegotiated to provide a deferral of interest or principal.

(3) There were three loans on non-accrual status totaling approximately $307,000 at December 31, 2000, and three loans totaling approximately $495,000 at December 31, 1999. The amount of interest that would have been collected on these loans had they remained current in accordance with their original terms was $9,000 in 2000 and $23,000 in 1999, respectively.

POTENTIAL PROBLEM LOANS

The policy of the Company is to review each loan in the portfolio to identify problem credits. In addition, as an integral part of its regular examination of the Bank, the Comptroller also identifies problem loans. There are three classifications for problem loans: "substandard," "doubtful," and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable.

A loan classified loss is considered uncollectible and of such little value that the continuance as an asset of the institution is not warranted. Another category designated "special mention" is maintained for loans which do not currently expose the Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss but do possess credit deficiencies for potential weaknesses deserving management's close attention.

As of December 31, 2000, the Bank's classified loans consist of $3,692,000 of loans classified as substandard and $21,000 of loans classified as loss. The Bank's $3,692,000 in loans classified as substandard consisted of $3,406,000 of performing loans and $311,000 of non-accrual loans and loans delinquent 90 days or more but still accruing.

Consumer loans which are 120 days or more delinquent and not insured or guaranteed by the U.S. Government, are generally charged off. All other loans are charged off at such time the loan is classified as loss. Losses are recognized in the period in which the asset is deemed uncollectible.

With the exception of these loans, management is not aware of any loans as of December 31, 2000, where the known credit problems of the borrower would cause it to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in the non-accrual, past due and restructured loan table set forth above at some future date. Management cannot, however, predict the extent to which the current economic environment may persist or worsen or the full impact such environment may have on the Bank's loan portfolio. Furthermore, management cannot predict the results of any subsequent examinations of the Bank's loan portfolio by the Comptroller. Accordingly, there can be no assurance that other loans will not become included in the table above in the future. FOREIGN OUTSTANDINGS

The Bank did not have any loans, acceptances, interest-bearing deposits or other monetary assets of any foreign country.

LOAN CONCENTRATIONS

The Bank does not have loans made to borrowers who are engaged in similar activities where the aggregate amount of the loans exceeds 10% of their loan portfolio that are not broken out as a separate category in the loan portfolio.

OTHER INTEREST-BEARING ASSETS

The Bank does not have any interest-bearing assets for which management believes that recovery of the interest on and principal thereof is at significant risk.

SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE

The following table sets forth an analysis of the Bank's loan and lease experience, by category, for the past two years.


(Dollars in Thousands)                                                                   December 31,
                                                                                    -----------------------
                                                                                      2000           1999
                                                                                    -------         -------
Loans and Leases Outstanding, Year-end(1)                                           $79,524         $85,717
                                                                                    =======         =======
Average Amount of Loans and Leases Outstanding(1)                                   $82,436         $84,791
                                                                                    =======         =======
Loans and Lease Loss Reserve Balance, Beginning of year                             $   764         $   686
                                                                                    -------         -------
Allowance on Loans Acquired in Business Combination
      Charge-offs
          Domestic
              Commercial, financial and agricultural                                    305              94
              Real estate - construction
              Real estate - mortgage
              Consumer loans                                                             61             103
              Lease financing
                                                                                    -------         -------
                                                                                        366             197
      Foreign
                                                                                    -------         -------
                                                                                        366             197
                                                                                    -------         -------
      Recoveries
          Domestic
              Commercial, financial and agricultural                                    110              27
              Real estate - construction
              Real estate - mortgage
              Consumer loans                                                             20              82
              Lease financing
                                                                                    -------         -------
                                                                                        130             109
      Foreign
                                                                                    -------         -------
                      Net Charge-offs/(recoveries)                                      236              88
                                                                                    -------         -------
      Additions/(Reductions) charged to operations                                      256             166
                                                                                    -------         -------
Allowance for Loan and Lease Loss, End of year                                      $   784         $   764
                                                                                    =======         =======
Ratio of Net Charge-offs/(Recoveries) During the Year
 to Average Loans and Leases Outstanding During the Year                               0.29%           0.10%
                                                                                    =======         =======
Ratio of Allowance for Loan and Lease Losses to Loans and Leases at Year-end           0.99%           0.89%
                                                                                    =======         =======


(1) Net of unearned income

The allowance for loan losses is maintained through provisions, charged to operating expenses, at a level considered adequate to provide for potential loan losses, based on management's evaluation of the composition of the loan portfolio, the performance of the loans in the portfolio, evaluations of loan collateral, prior loss experience, current economic conditions and the prospects or worth of respective borrowers or guarantors. In addition, the Comptroller, as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The Comptroller may require the Bank to recognize additions to the allowance based upon its judgment of the information available to it at the time of examination. The Bank was most recently examined by the Comptroller as of December 31, 2000. Although, as yet, a report of examination has not been issued which, when subsequently issued, may require the Bank to recognize additions to the allowance.

The risk of non-payment of loans is an inherent feature of the banking business. That risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment, and, ultimately, the creditworthiness of the borrower. In order to minimize this credit risk, the Bank has established lending limits for each of its officers having lending authority, in each case based upon the officer's experience level and prior performance. Whenever a proposed loan by itself, or when aggregated with outstanding extensions of credit to the same borrower, exceeds the officer's lending limits, the loan must be approved by the Bank's lending committee which is comprised of three directors, the President and Executive Vice President/Chief Credit Officer of the Bank. In addition, each loan officer has primary responsibility to conduct credit documentation reviews of all loans made by that officer.

The Bank also maintains a program of periodic review of all existing loans. The Bank retains an outside consultant to review all loans and leases made, with emphasis placed on large credits. Loans and leases are reviewed for creditworthiness as well as documentation and compliance with the Bank's lending policies. Problem loans or leases identified in the review process are scheduled for special attention and remedial action and, where appropriate, reserves are established for such loans and leases. For a discussion of the Bank's problem credits as of December 31, 2000, see "RISK ELEMENTS - Non-accrual, Past Due and Restructured Loans and Potential Problem Loans."

The Bank accounts for impaired loans in accordance with SFAS No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." Under SFAS No. 114, a loan is impaired when it is "probable" that the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. All loans identified as "impaired" are to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Loan impairment is evaluated on a loan-by-loan basis as part of normal loan review procedures at the Bank.

Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more or when the loan is fully secured and in process of collection. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

All loans on non-accrual are measured for impairment. The Bank applies the measurement provision of SFAS No. 114 to all loans in its portfolio except for installment loans which are charged off after 120 days of delinquency. All other loans are generally charged off at such time the loan is classified loss.

At December 31, 2000 and 1999, the Bank had loans amounting to approximately $307,000 and $495,000, respectively, that were specifically classified as impaired. The average balance of these loans amounted to approximately $245,000 and $164,000 for the year ended December 31, 2000 and 1999, respectively. The allowance for loan losses related to these impaired loans amounted to $21,000 at December 31, 2000 and $0 at December 31, 1999.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

Although the Bank does not normally allocate the allowance for loan and lease losses to specific loan categories, an allocation to the major categories has been made for the purposes of this report as set forth in the following table. The allocations are estimates based upon historical loss experience and management's judgment.


(Dollars in Thousands)                                                Year Ended December 31,
                                                         --------------------------------------------------
                                                                   2000                      1999
                                                         -------------------------  -----------------------
                                                                      Percent of               Percent of
                                                                       Loans in                 Loans in
                                                         Allowance       Each       Allowance     Each
                                                         for Loan     Category to   for Loan   Category to
                                                          Losses      Total Loans    Losses    Total Loans
                                                         ----------   ------------  ---------  ------------
Domestic
      Commercial, financial and agricultural                $  180           15.8      $  78          17.0
      Real estate                                              145           66.0                     61.2
      Installment loans to individuals                          24           18.2         10          21.8
      Lease financing
Foreign
Unallocated allowance                                          435                       676
                                                           --------      --------    --------       -------
                      Total                                 $  784          100.0      $ 764         100.0
                                                           ========      ========    ========       =======



The allocation of the allowance for loan and lease losses should not be interpreted as an indication that charge-offs will occur in these amounts or proportions, or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since even in the reserve there is an unallocated portion, and, as previously stated, the total reserve is a general reserve applicable to the entire portfolio.

DEPOSITS

The average amount of and the average rate paid on deposits is summarized below:


(Dollars in Thousands)                                        Year Ended December 31,
                                                     ------------------------------------------
                                                            2000                   1999
                                                     --------------------  --------------------
                                                     Average    Average     Average     Average
                                                     Balance      Rate      Balance      Rate
                                                     ---------  ---------  ----------   -------
In Domestic Offices
      Noninterest bearing demand deposits             $37,097                $34,134
      Savings deposits(1)                              37,046       1.7%      39,173       1.7%
      Time deposits                                    27,719       5.1%      33,279       4.6%
                                                     --------              ---------
                      Total Deposits                 $101,862       3.2%    $106,586       3.0%
                                                     ========              =========



(1) Includes Savings, NOW, Super NOW and Money Market Deposit Accounts.

Set forth below is a maturity schedule of domestic time certificates of deposit of $100,000 or more:


(Dollars In Thousands)                                    December 31,
                                                              2000
                                                          ------------
Three months or less                                       $   2,483
Over three through 12 months                                   3,835
Over one through Five Years                                      208
                                                           $   6,526
                                                           ==========


RETURN ON EQUITY AND ASSETS

The following table sets forth the ratios of net income to average total assets/(return on assets), net income to average equity/(return on equity), dividends declared per share to net income per share/(dividend payout ratio), and average equity to average total assets/(equity to asset ratio).


                                                 2000         1999
                                               --------     --------
Return on assets                                 0.55%       -0.02%
Return on equity                                 6.96%       -0.28%
Dividend payout ratio
Equity to asset ratio                            7.88%        7.65%


COMPETITION

The Bank faces substantial competition for deposits and loans throughout its market areas. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, money market funds and other investment alternatives. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings institutions, mortgage banking firms, credit unions and other financial intermediaries. The Bank faces competition for deposits and loans throughout its market areas not only from local institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in its market areas. Many of the financial intermediaries operating in the Bank's market areas offer certain services, such as trust, investment and international banking services, which the Bank does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have large lending limits and are thereby able to serve the needs of larger customers.

Neither the deposits nor loans of any office of the Bank exceed 1% of the aggregate loans or deposits of all financial intermediaries located in the counties in which such offices are located.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

Banking is a business which depends largely on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major legislative changes and the impact such changes might have on the Company are impossible to predict. See "ITEM 1. BUSINESS - Supervision and Regulation."

SUPERVISION AND REGULATION

Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws and regulations which relate to the regulation of the Company and the Bank. The description does not purport to be a complete summary of all such authority and is qualified in its entirety by reference to the applicable laws and regulations.

THE COMPANY. The Company, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. See "ITEM 1. BUSINESS - Supervision and Regulation - Capital Standards." The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by the Company or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced by acquisition, in whole or in part, of a going concern.

Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both. This doctrine has become known as the "source of strength" doctrine. Although the United States Court of Appeals for the Fifth Circuit found the Federal Reserve Board's source of strength doctrine invalid in 1990, stating that the Federal Reserve Board had no authority to assert the doctrine under the BHCA, the decision, which is not binding on federal courts outside the Fifth Circuit, was recently reversed by the United States Supreme Court on procedural grounds. The validity of the source of strength doctrine is likely to continue to be the subject of litigation until definitively resolved by the courts or by Congress.

The Company is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the California State Banking Department.

Finally, the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Securities and Exchange Commission.

THE BANK. The Bank, as a national banking association, is subject to primary supervision, examination and regulation by the Office of the Comptroller of the Currency ("Comptroller"). If, as a result of an examination of a Bank, the Comptroller should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the Comptroller. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct and increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a Bank's deposit insurance in the absence of action by the Comptroller and upon finding that a Bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or make prejudice the interest of its depositors.

The deposits of the Bank are insured by the FDIC in the manner and to the extent provided by law. For this protection, the Bank pays a semiannual statutory assessment. See "ITEM 1. BUSINESS - Supervision and Regulation Premiums for Deposit Insurance." The Bank is also subject to certain regulations of the Federal Reserve Board and applicable provisions of California law, insofar as they do not conflict with or are not preempted by federal banking law.

Various other requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal and California statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital. See "ITEM 1. BUSINESS - Supervision and Regulation - Capital Standards."

RESTRICTIONS ON DIVIDENDS BY THE COMPANY AND TRANSFERS OF FUNDS TO THE COMPANY BY THE BANK. The Company is a legal entity separate and distinct from the Bank. The Company's ability to pay cash dividends is limited by California law. Under California law, shareholders of the Company may receive dividends when and as declared by the Board of

Directors out of funds legally available for such purpose. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless (i) its retained earnings equal at least the amount of the proposed dividend, or (ii) after giving effect to the dividend, the corporation's assets would equal at least 1.25 times its liabilities and, for corporations with classified balance sheets, the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities.

Federal Reserve Board policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other Federal Reserve Board policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed the fair market value of the services rendered.

There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. The prior approval of the Comptroller is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the preceding two years, less any transfers to surplus.

The Comptroller has authority to prohibit the Bank from engaging in activities that, in the Comptroller's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Comptroller could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the Comptroller and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Company may pay. See "ITEM 1. BUSINESS - Supervision and Regulation - Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and - "Capital Standards" for a discussion of these additional restrictions on capital distributions.

At present, substantially all of the Company's revenues, including funds available for the payment of dividends and other operating expenses, is, and will continue to be, primarily dividends paid by the Bank.

The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving the Company and other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "ITEM 1. BUSINESS - Supervision and Regulation Prompt Corrective Regulatory Action and Other Enforcement Mechanisms."

POTENTIAL AND EXISTING ENFORCEMENT ACTIONS. Commercial banking organizations, such as the Bank, and their institution-affiliated parties, which include the Company, may be subject to potential enforcement actions by the Federal Reserve Board, and the Comptroller for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act of 1991. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

CAPITAL STANDARDS. The Federal Reserve Board and the Comptroller have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

The following table presents the amounts of regulatory capital and the capital ratios for the Bank, compared to its minimum regulatory capital requirements, as of December 31, 2000. [GRAPHIC OMITTED]At December 31, 2000 , the Company's capital ratios were substantially the same as the Bank.


(Dollars in Thousands)                              December 31, 2000
                                            --------------------------------
                                                  Actual           Minimum
                                            -------------------    Capital
                                             Amount     Ratio    Requirement
                                            --------   --------  -----------
Leverage ratio                               $9,281      8.41%        4.0%
Tier 1 risk-based ratio                       9,281     10.44%        4.0%
Total risk-based ratio                       10,065     11.33%        8.0%


PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law. Under these regulations, an insured depository institution will be classified in the following categories:

     o "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier I risk-based capital of 6% or greater and a leverage ratio of 5% or greater, and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

     o "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated Composite I under the applicable regulatory rating system in its most recent report of examination);

     o "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage ratio that is less than 4% (or a leverage ratio that is less than 3% if the institution is rated Composite I under the applicable regulatory rating system in its most recent report of examination);

     o "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage ratio that is less than 3%; and

     o "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

An institution that, based upon its capital levels, is classified as "`well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized;
(ii) is based on realistic assumptions; and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized, or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates;
(iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

SAFETY AND SOUNDNESS STANDARDS. The federal banking agencies have adopted safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings.

Additionally, the federal banking agencies have adopted guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution is expected to conduct periodic asset quality reviews, estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; compare problem asset totals to capital; take appropriate a corrective action to resolve problem assets, consider the size and potential risks of material asset concentration, and provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

PREMIUMS FOR DEPOSIT INSURANCE. Te FDIC has adopted final regulations implementing a risk-based premium system required by federal law. On November 14, 1995, the FDIC issued regulations that establish a new assessment rate schedule ranging from 0 cents per $100 of deposit to 27 cents per $100 of deposits applicable to members of BIF. To determine the risk-based assessment for each institution, the FDIC will categorize an institution as well capitalized, adequately capitalized or undercapitalized based on its capital ratios using the same standard used by the FDIC for its prompt corrective action regulations. A well capitalized institution is generally one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio and a 5% Tier 1 leverage capital ratio. An adequately capitalized institution will generally have at least an 8% total risk-based capital ratio, a 4% Tier 1 risk-based capital ratio and a 4% Tier 1 leverage capital ratio. An undercapitalized institution will generally be one that does not meet either of the above definitions. The FDIC will also assign each institution to one of three subgroups based upon reviews by the institution's primary federal or state regulator, statistical analysis of financial statements and other information relevant to evaluating the risk posed by the institution. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group
B), and poses a substantial probability of loss (Group C).

The BIF assessment rates are set forth below for institutions based on their risk-based assessment categorization.


                                      Assessment Rates Effective January 1, 1996*
                                      -------------------------------------------
                                        Group A        Group B        Group C
                                      -------------  -------------  -------------
Well capitalized                          0               3              17
Adequately capitalized                    3              10              24
Undercapitalized                         10              24              27


* Assessment figures are expressed in terms of cents per $100 of deposits.

INTERSTATE BANKING AND BRANCHING. On September 29, 1994, the President signed into law the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control
(a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

The Interstate Act also permits mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

The Interstate Act is likely to increase competition in the Company's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition will have on the Company's operations.

FINANCIAL MODERNIZATION LEGISLATION. On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act, or GLB Act, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revises the Bank Holding Company Act of 1956 and repeals the affiliation provisions of the Glass-Steagall Act of 1933, prohibiting a qualifying holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are "financial in nature" or "complementary" to such financial activities. The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits various non-bank financial services providers to acquire banks by allowing bank holding companies to engage in activities such as securities underwriting, and underwriting and brokering of insurance products. The GLB Act also expands passive investments by financial holding companies in any type of company, financial or non-financial, through merchant banking and insurance company investments. In order for a bank holding company to qualify as a financial holding company, its subsidiary depository institutions must be "well-capitalized" and "well-managed" and have at least a "satisfactory" Community Reinvestment Act rating.

The GLB Act also reforms the regulatory framework of the financial services industry. Under the GLB Act, financial holding companies are subject to primary supervision by the Federal Reserve Board while current federal and state regulators of financial holding company regulated subsidiaries such as insurers, broker-dealers, investment companies and banks generally retain their jurisdiction and authority. In order to implement its underlying purposes, the GLB Act preempts state laws restricting the establishment of financial affiliations authorized or permitted under the GLB Act, subject to specified exceptions for state insurance regulators. With regard to securities laws, the GLB Act removes the current blanket exemption for banks from the broker-dealer registration requirements under the Securities Exchange Act of 1934, amends the Investment Company Act of 1940 with respect to bank common trust fund and mutual fund activities, and amends the Investment Advisers Act of 1940 to require registration of banks that act as investment advisers for mutual funds.

The GLB Act also includes provisions concerning subsidiaries of national banks, permitting a national bank to engage in most financial activities through a financial subsidiary, provided that the bank and its depository institution affiliates are "well capitalized" and "well managed" and meet certain other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. With respect to subsidiaries of state banks, new activities as "principal" would be limited to those permissible for a national bank financial subsidiary. The GLB Act requires a state bank with a financial subsidiary permitted under the GLB Act as well as its depository institution affiliates to be "well capitalized," and also subjects the bank to the same capital, risk management and affiliate transaction rules as applicable to national banks. The provisions of the GLB Act relating to financial holding companies become effective 120 days after its enactment, or about March 15, 2000, excluding, the federal preemption provisions, which became effective on the date of enactment.

The GLB Act will likely increase competition in the markets in which the Company operates, although it is difficult to assess the impact that such increased competition may have on the Company's operations.

The Company currently meets all the requirements for financial holding company status. However, the Company does not expect to elect financial holding company status unless and until it intends to engage in any of the expanded activities under the GLB Act which require such status. Unless and until it elects such status, the Company will only be permitted to engage in non-banking activities that were permissible for bank holding companies as of the date of the enactment of the GLB Act.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

RISK-BASED EXAMINATIONS. In accordance with the OCC's "supervision by risk" program, the OCC's examination philosophy is a way of allocating examiner resources to focus on those functions or activities of the bank that pose the most risk-ultimately to capital and earnings of the bank. The OCC has identified nine risk categories and definitions to measure risk: credit, interest rate, liquidity, price, foreign exchange, transaction, compliance, reputation and strategic. The risk management program is not a substitute for capital, assets, management, earnings, liquidity, an sensitivity (CAMELS) nor is it meant to change the way the bank manages it business. The OCC's supervision by risk examination procedures differentiate between large banks and community banks. A community bank is defined as a national bank with total assets of less than $1 billion or one that is part of a holding company where none of the bank's assets exceed $1 billion. Community banks can be further categorized as complex or non-complex. The rating system for the bank is based on the size and complexity of the institution. Community banks will receive only a composite risk rating and a rating on the direction or trend of the risk. The community bank risk assessment system (RAS) is meant to be a less stringent exam than the large bank exam.

ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", (as amended by SFAS 138 in 2000.) This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard was originally effective for 2000. In June 1999, the FASB issued SFAS NO. 137,"Accounting for Derivatives Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This Statement establishes the effective date of SFAS 133 for 2001. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

EMPLOYEES

At March 16, 2001, the Company had approximately 64 full-time and 28 part-time employees. Total full-time equivalent employees at March 16, 2001, were approximately 77. The Company believes that its employee relations are satisfactory.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding the executive officers of the Company and the Bank:



      Name                      Position With Company                    Position With Bank
      ----                      ---------------------                    ------------------
Norman A. Morales                   President and                           President and
                               Chief Executive Officer                 Chief Executive Officer

Richard S. Hagan                                                      Executive Vice President/
                                                                        Chief Credit Officer

Sara F. Ahern                Chief Financial Officer and              Executive Vice President/
                                      Secretary                        Chief Financial Officer

All officers hold office at the pleasure of the Board of Directors.

Mr. Morales has served as President and Chief Executive of the Company since October 2000. Mr. Morales has been President and Chief Executive Officer of the Bank since October 2000.

Mr. Hagan was appointed Executive Vice President/Chief Credit Officer of the Bank in March 2001, and has been with the Bank since December 2000.

Mrs. Ahern has served as the Chief Financial Officer and Secretary of the Company since 2000. She has been with the Bank since 1993.

ITEM 2.  PROPERTIES

The Company's executive offices are located at the Bank's main banking office at 9590 Foothill Boulevard, Rancho Cucamonga, California.

The Bank also owns the land and building where its Chino and Crestline offices are located, and leases the facilities in which its Diamond Bar office, Blue Jay office, and Manhattan Beach loan production office are located under leases expiring in two years, three years and three years, respectively. The Bank's total occupancy expense for 2000, excluding furniture and equipment expense, approximated $622,000. Management believes that the Bank's present facilities are adequate for its present purposes.

ITEM 3.  LEGAL PROCEEDINGS

On October 25, 1999, a jury rendered a verdict against the Bank in the amount of approximately $3.5 million arising from a lawsuit by a borrower who also leased to the Bank a branch office. The Bank foreclosed on the real property securing its loan to the borrower. The borrower claimed that the foreclosure was wrongful. On February 25, 2000, the trial judge found that the jury verdict was excessive and ordered a new trial on damages if the borrower did not agree to a reduction to $860,000. The Bank had filed an appeal. The Bank had accrued a loss of $860,000 in recognition of the amount of liability determined by the court which is included in litigation expense. During 2000 the lawsuit was settled.

The Company, is involved in various other litigation. In the opinion of Management and the Company's legal council, the disposition of all such other litigation pending will not have a material effect on the Company's financial statements.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading in the Company's Common Stock has been relatively inactive and the trades that do occur from time to time cannot be characterized as constituting an active trading market. The Common Stock is not listed on any national or regional stock exchange or with NASDAQ. At March 16, 2001, the Company had 571 shareholders.

The following table summarizes the high and low prices at which the shares of Common Stock of the Company have traded during the periods indicated, based upon trades of which management of the Company has knowledge. Quoted prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.


                                            Sales Prices of
                                          Common Stock(1, 2, 3)
                                          --------------------
                                            High       Low
                                          --------   --------
1999
      First Quarter                        $ 6.38     $ 5.00
      Second Quarter                         6.75       4.25
      Third Quarter                          7.88       4.88
      Fourth Quarter                         8.50       4.75

2000
      First Quarter                        $ 6.25     $ 4.00
      Second Quarter                         6.00       3.50
      Third Quarter                          4.50       2.75
      Fourth Quarter                         4.25       2.38


(1) Adjusted to reflect all stock splits by the Company.

(2) Trades by directors and/or executive officers of the Company did not account for any of the trades reflected in the above table.

(3) There were no cash dividends paid during 1999 and 2000.

ITEM 6. SELECTED FINANCIAL DATA

The selected financial data set forth below for the fiscal years ended December 31, 2000, 1999 and 1998, are derived from the audited consolidated and Bank financial statements of the Company examined by Vavrinek, Trine, Day & Co., LLP, Certified Public Accountants, included elsewhere in this Report and should be read in conjunction with those consolidated financial statements. The selected financial data for the fiscal years ended December 31, 1997 and 1996, are derived from audited financial statements examined by Vavrinek, Trine, Day & Co., LLP which are not included in this Report.


                                                                                Year Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                     2000             1999              1998             1997            1996
                                                 ------------    -------------     ------------      ------------     ------------
Interest Income                                  $   8,965,241   $   8,994,503     $   9,178,049     $  9,213,228     $  9,011,147
Interest Expense                                     2,048,573       2,204,034         2,551,992        2,942,507        2,860,834
Net Interest Income                                  6,916,668       6,790,469         6,626,057        6,270,721        6,150,313
(Provision)/Credit  for Loan and Lease Losses         (256,000)       (166,000)         (142,982)        (143,782)        (416,900)
Other Income                                         1,581,908       1,903,441         1,915,801        1,741,588        1,837,933
Other Expenses                                      (7,173,553)     (8,564,374)       (7,648,693)      (7,330,591)      (7,437,768)
                                                 -------------   -------------     -------------     ------------     ------------
Income/(Loss) Before Taxes                           1,069,023         (36,464)          750,183          537,936          133,578
Income Taxes                                          (449,000)         11,600          (306,800)        (133,800)         (28,000)
                                                 -------------   -------------     -------------     ------------     ------------
Net Income/(Loss)                                $     620,023   $     (24,864)    $     443,383     $    404,136     $    105,578
                                                 =============   =============     =============     ============     ============
Earnings/(Loss) Per Share of Common Stock(1)
   Basic                                         $        0.33   $       (0.01)    $        0.24     $       0.22     $       0.06
   Diluted                                       $        0.33   $       (0.01)    $        0.22     $       0.21     $       0.06
Weighted Average Number of Shares(1)
   Basic                                             1,864,170       1,862,776         1,862,776        1,862,776        1,862,776
   Diluted                                           1,865,434       1,988,616         1,994,255        1,882,986        1,874,852

Balance Sheet Data
      Assets                                     $ 110,753,057   $ 116,228,156     $ 115,863,031     $111,510,812     $119,523,686
                                                 =============   =============     =============     ============     ============
      Deposits                                   $  99,583,110   $ 104,523,178     $ 105,314,990     $101,741,356     $106,602,789
                                                 =============   =============     =============     ============     ============
      Loans and Leases/(Net)                     $  78,739,572   $  84,953,459     $  87,246,922     $ 88,419,559     $ 96,737,786
                                                 =============   =============     =============     ============     ============
      Stockholders' Equity                       $   9,295,033   $   8,630,235     $   8,728,159     $  8,266,503     $  7,851,412
                                                 =============   =============     =============     ============     ============



ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company's financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company.

Vineyard National Bancorp is operating as a bank holding company whose only operating subsidiary is Vineyard National Bank. The Bank was acquired by the holding company on December 16, 1988, and comprises substantially all of the Company's revenues and expenses. Accordingly, management's discussion and analysis is focused on and results from the financial condition and operations of the Bank.

For the year ended December 31, 2000, Vineyard National Bancorp on a consolidated basis reported Net Income of $620,000 compared to a Net Loss of $25,000 and Net Income of $443,000 in the comparable 1999 and 1998 periods. Basic Earnings Per Share was $0.33 in 2000 compared to Loss Per Share of $(0.01) in 1999 and Earnings Per Share of $0.24 in 1998. Diluted Earnings Per Share was $0.33 compared to Loss Per Share of $(0.01) in 1999 and Earnings Per Share of $0.22 in 1998. Consolidated total assets at December 31, 2000 were $110,753,000 compared to $116,247,000 at December 31, 1999, a decrease of 4.7%. Total deposits decreased from $104,523,000 as of December 31, 1999 to $99,583,000 at year-end 2000. Stockholders' equity was $9,295,000 at December 31, 2000, up from its $8,630,000 level a year earlier, owing primarily to net income of $620,000 plus the decrease in accumulated other comprehensive income of $38,000 from the year before.

The allowance for loan and lease losses, which serves as a "buffer" against possible future losses, had losses totaling $366,000 charged against it during 2000. Recoveries of loans previously charged-off amounted to $130,000, which were credited back to the reserve. A provision for loan and lease losses of $256,000 was recorded in 2000 compared to a provision of $166,000 in 1999 and $143,000 in 1998.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income represents the difference between interest and fees generated on all earning assets and interest paid on interest bearing liabilities which include customer deposits and borrowed funds. Net interest income for 2000 was $6,917,000, up from the $6,790,000 reported in 1999 and $6,626,000 reported in 1998. This represents an increase of 1.9% in 2000 and 2.5% in 1999, respectively. The components of net interest income change in response to changes in rate, average balance and mix on both earning assets and liabilities.

The increase in net interest income in 2000 from 1999 was due to the decrease in interest expense exceeding the decrease in interest income. Interest income decreased $30,000 to $8,965,000 in 2000 from $8,995,000 in 1999 while interest expense decreased $155,000 to $2,049,000 from $2,204,000 in 1999. The resulting increase in net interest income can be attributed to a number of factors. First, average earning assets decreased $4,092,000. Average loans decreased from $84,781,000 in 1999 to $82,436,000. Average investment securities decreased from $9,177,000 in 1999 to $8,650,000 in 2000. Average federal funds sold decreased from $6,278,000 in 1999 to $5,709,000. Interest-earning deposits with other financial institutions decreased from $865,000 in 1999 to $209,000 in 2000. Secondly, although the volume of interest earning assets was lower on average in 2000 than in 1999, the average yield earned on these assets increased .3% from 8.9% in 1999 to 9.2% in 2000. Third, average interest-bearing liabilities decreased 10.6% from $72,452,000 in 1999 to $64,783,000 in 2000. Average savings deposits, the Bank's lowest interest paying deposit account, decreased 5.4% from $39,173,000 in 1999 to $37,046,000 in 2000. Time deposits, the Bank's highest interest paying deposit account, decreased 16.7% from $33,279,000 in 1999 to $27,719,000 in 2000 due partially to the reduction in account balances of a major public funds depositor. Fourth, the average yield paid on interest-bearing liabilities increased to 3.2% in 2000 from 3.0% in 1999.

The increase in net interest income in 1999 from 1998 was due to the decrease in interest expense exceeding the decrease in interest income. Interest income decreased $184,000 to $8,994,000 in 1999 from $9,178,000 in 1998 while interest expense decreased $348,000 to $2,204,000 from $2,552,000 in 1998. The resulting increase in net interest income can be attributed to a number of factors. First, average loans, the Bank's highest yielding asset, decreased from $86,782,000 in 1998 to $84,781,000. This was offset by increases in average investment securities of $3,698,000, federal funds sold of $429,000 and $493,000 in interest-earning deposits with other financial institutions. Secondly, although the volume of interest earning assets was higher on average in 1999 than in 1998, the average yield earned on these assets decreased .4% from 9.3% in 1998 to 8.9% in 1999. Third, average interest-bearing liabilities decreased 2.1% from $74,004,000 in 1998 to $72,452,000 in 1999. This decrease is attributable to a shift in the composition of the Bank's deposit liabilities. Average savings deposits, the Bank's lowest interest paying deposit account, increased 3.8% from $37,710,000 in 1998 to $39,173,000 in 1999. Time deposits, the Bank's highest interest paying deposit account, decreased 8.3% from $36,292,000 in 1998 to $33,279,000 in 1999. The Bank offered higher time deposit rates at different times during 1998. Fourth, the average yield paid on interest-bearing liabilities decreased to 3.0% in 1999 from 3.4% in 1998.

The following table presents the distribution of the Company's average assets, liabilities and shareholders' equity in combination with the total dollar amounts of interest income from average interest-earning assets and the resultant yields without giving effect for any tax exemption, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and rates. Loans include non-accrual loans whereas non-accrual interest is excluded.


(Dollars in Thousands)                                             2000                                  1999
                                                ---------------------------------------  ----------------------------------
                                                 Average                        Average  Average                    Average
                                                 Balance          Interest       Yield   Balance       Interest      Yield
                                                ----------      ----------     -------  --------      --------     -------
Assets
Loans                                              $ 82,436       $ 8,082         9.8%   $84,781        $ 8,137        9.6%
      Investment securities(3)                        8,650           495         5.7%     9,177            503        5.5%
      Federal funds sold                              5,709           365         6.4%     6,278            301        4.8%
      Interest-earning deposits with
       other financial institutions                     209            14         6.7%       865             45        5.2%
      FRB & Other Stock                                 182             9         4.9%       177              9        5.1%
                                                  ---------        ------               --------        -------
            Total Interest-earning Assets            97,186         8,965         9.2%   101,278          8,995        8.9%
                                                  ---------        ------               --------         ------
Other Assets                                         16,714                               16,888
            Less: Allowance for Loan Losses            (735)                                (676)
                                                  ---------                             --------
            Total Average Assets                  $ 113,165                             $117,490
                                                  =========                             ========

Liabilities and Shareholders' Equity
      Savings deposits                               37,046           622         1.7%    39,173            661        1.7%
      Time deposits                                  27,719         1,426         5.1%    33,279          1,543        4.6%
      Other                                              18             1                      0        0.0%
                                                  ---------        ------               --------         ------
            Total Interest-bearing Liabilities       64,783         2,049         3.2%    72,452          2,204        3.0%
                                                                   ------
      Demand deposits                                37,097                               34,134
      Other liabilities                               2,372                                1,909
Shareholders' equity                                  8,913                                8,995
                                                  ---------                           ----------
            Total Average Liabilities
            and Shareholders' Equity              $ 113,165                            $ 117,490
                                                  =========                            =========
Net Interest Spread(1)                                                              6.1%                             5.8%
                                                                                  ======                             ====
Net Interest Income and Net Interest Margin(2)                  $   6,916           7.1%            $   6,791        6.7%
                                                                =========         ======            =========        ====



(1) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(2) Net interest margin is computed by dividing net interest income by total average earning assets.

(3) The yield for securities that are classified as available-for-sale is based on historical amortized cost balances.


(Dollars in Thousands)                                      1998
                                                -----------------------------
                                                 Average              Average
                                                 Balance   Interest    Yield
                                                ---------  ---------  -------
Assets
      Loans                                       $86,782  $ 8,532     9.8%
      Lease financing                                  13        1     7.7%
      Investment securities 3                       5,483      315     5.7%
      Federal funds sold                            5,849      300     5.1%
      Interest-earning deposits with
       other financial institutions                   372       20     5.4%
      FRB & Other Stock                               175       10     5.7%
                                                 --------  -------     ----
             Total Interest-earning Assets         98,674    9,178     9.3%
                                                           -------     ----
Other Assets                                       15,864
             Less: Allowance for Loan Losses         (661)
                                                 --------
             Total Average Assets                $113,877
                                                 ========

Liabilities and Shareholders' Equity
      Savings deposits                             37,710      656     1.7%
      Time deposits                                36,292    1,896     5.2%
      Other                                             2              0.0%
                                                 --------    -----    -----
             Total Interest-bearing Liabilities    74,004    2,552     3.4%
                                                             -----    -----
      Demand deposits                              29,890
      Other liabilities                             1,521
Shareholders' equity                                8,462
                                                  -------
             Total Average Liabilities
             and Shareholders' Equity             $113,877
                                                  ========
Net Interest Spread(1)                                   -             5.9%
                                                                      =====
Net Interest Income and Net Interest Margin(2)              $6,626     6.7%
                                                            ======    =====


(1) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(2) Net interest margin is computed by dividing net interest income by total average earning assets.
(3) The yield for securities that are classified as available-for-sale is based on historical amortized cost balances.

The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the year indicated. The changes due to rate and volume have been allocated in proportion to the relationship between their absolute dollar amounts.


(Dollars in Thousands)                              2000 - 1999                   1999 - 1998
                                             ---------------------------   ---------------------------
                                             Volume     Rate     Total     Volume     Rate     Total
                                             --------  --------  -------   --------  --------  -------
Increase/(Decrease) In
      Interest Income
          Loans(1)                            $(248)    $ 193     $ (55)    $(194)    $(201)    $(395)
          Leases(2)                            --        --       $   0        (1)     --       $  (1)
          Investment securities(2)              (30)       22        (8)      202       (14)      188
          Deposits                              (44)       13       (31)       25        (1)       24
          FRB & Other Stock                    --           0         0         1        (2)       (1)
          Federal funds sold                    (24)       88        64         9        (8)        1
                                              -----     -----     -----     -----     -----     -----
                                               (346)      316       (30)       42      (226)     (184)
                                              -----     -----     -----     -----     -----     -----
Increase/(Decrease) In
      Interest Expense
          Savings deposits                      (35)       (4)      (39)       22       (17)        5
          Time deposits                        (340)      223      (117)     (150)     (203)     (353)
          Short-term borrowings                   1      --        --        --        --        --
                                              -----     -----     -----     -----     -----     -----
                                               (374)      219      (155)     (128)     (220)     (348)
                                              -----     -----     -----     -----     -----     -----
                   Increase/(Decrease)
                    in Net Interest Income    $  28     $  97     $ 125     $ 170     $  (6)    $ 164
                                              =====     =====     =====     =====     =====     =====


(1) Does not include interest income which would have been earned on non-accrual loans. The amount that would have been collected on these loans had they remained current in accordance with their terms was $9,000 in 2000, $23,000 in 1999 and $6,000 in 1998.

(2) Interest income includes the effects of tax equivalent adjustments on tax exempt securities and leases using tax rates which approximate 41.0% for 1998. There were no tax exempt securities or leases in 2000 or 1999.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses, which is an operating expense of the Company, creates an allowance for estimated future loan and lease losses. When losses occur they are charged against the allowance for probable loan and lease losses.

A provision for loan and lease losses of $256,000 was recorded in 2000. This is compared to a provision of $166,000 in 1999 and $143,000 in 1998. The provision for loan and lease losses recorded in 2000, 1999 and 1998 is a result of management's assessment of the potential losses inherent in the loan portfolio. The need for additional provision for loan and lease losses in 2001 will be contingent upon management's on-going analysis of the adequacy of the allowance for loan and lease losses. While management believes it to be adequately funded at the present time, the appropriate value can fluctuate in response to economic conditions and the subjective decisions which must be made in response to those conditions.

During 2000, the Bank's non-accrual loans decreased from $495,000 to $307,000. For further information regarding charge-offs, non-performing and classified loans and the allowance for probable loan and lease losses, see MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - "Financial Condition - Non-performing Loans" and "Allowance for Loan and Lease Losses."

NON-INTEREST INCOME

Non-interest income decreased $321,000 from $1,903,000 in 1999 to $1,582,000 in 2000. The decrease was partially due to a decrease in service charges on deposit accounts. This decrease was a result of decreased volumes and a realignment of service fees structured to generate deposit growth during the fourth quarter. Income on the sale of loans decreased $80,000 during 2000 due to a decrease in volume. Other non-interest income was down $150,000 from 1999 to 2000, primarily due to lesser gains in the Bank's corporate owned life insurance policies during 2000. The Bank had no securities gains or losses during 2000 and 1999. Loss on sale of OREO was $12,000 during 2000 versus a gain of $6,000 in 1999.

Non-interest income decreased $13,000 from $1,916,000 in 1998 to $1,903,000 in 1999. The Bank posted securities gains of $49,000 in 1998 and posted a loss of $108 in 1999. This was offset by a gain on sale of OREO of $6,000 in 1999 versus a $32,000 loss in 1998.

NON-INTEREST EXPENSES

Non-interest expense consists primarily of (i) salaries and employee benefits,
(ii) occupancy expenses of premises, (iii) furniture and equipment expense and
(iv) litigation expense and (v) other expenses which include data processing costs, marketing expenses, professional expenses, office supplies, insurance and assessments and other loan and administrative expenses. Total non-interest expense for 2000 was $7,174,000 compared to $8,564,000 in 1999 and $7,649,000 in
1998. The change in 2000 was primarily due to a decrease in salaries and employee benefits of $441,000 and a decrease of $920,000 in litigation expense. The change in 1999 was due to an increase in salaries and employee benefits of $260,000 and an increase of $841,000 in litigation expense.

Salaries and employees benefits totaled $3,325,000 in 2000 compared to $3,766,000 in 1999 and $3,506,000 in 1998. The decrease in 2000 was primarily attributable to a decrease in full-time equivalent employees, decreases in employee bonuses and in performance compensation, and decreases in certain deferred compensation expenses. These decreases were offset in part by an increase in certain salaries. The increase in 1999 was attributable to employee bonus, performance compensation and deferred compensation.

Occupancy expenses of premises totaled $622,000 in 2000 compared to $616,000 in 1999 and $624,000 in 1998. Expenses of furniture and equipment were $547,000 in 2000 compared to $606,000 in 1999 and $673,000 in 1998. There was no litigation expense in 2000 compared to $920,000 in 1999 and $79,000 in 1998. The Bank recognized approximately $102,000 in 2000 in legal settlement recoveries, which was a decrease to other non-interest expenses. Other non-interest expenses were $2,680,000 in 2000 compared to $2,656,000 and $2,767,000 in 1999 and 1998 respectively. Additions to fully fund the former CEO's supplemental retirement plan increased $100,000 during 2000. In addition, contributions to the directors' retirement plan decreased $40,000.

Non-interest expense as a percentage of total income was 68% in 2000 compared to 79% in 1999 and 69% in 1998.

INCOME TAXES

Total income tax expense for 2000 was $449,000 which approximated 42% of pre-tax income. In 1999 a tax credit of $12,000 was posted because of the net loss before income taxes. This approximated 31.8% of pre-tax loss. Total income tax expense for 1998 was $307,000 which approximated 40.9% of pre-tax income.

FINANCIAL CONDITION

ASSETS

Total consolidated assets decreased $5,494,000 or 4.7% to $110,753,000 as of December 31, 2000 from $116,247,000 as of December 31, 1999.

LOANS

The Company's loan portfolio has decreased by approximately $6,193,000 during the year ended December 31, 2000. This decrease was primarily due to a decrease in installment loans to individuals, which decreased $6,803,000 from $18,852,000 in 1999 to $12,048,000 in 2000. This decrease also resulted in a $276,000 decrease in unearned income on installment loans. Loans held for sale also decreased $600,000 from $835,000 in 1999 to $235,000 in 2000. Commercial loans decreased $2,151,000 from $14,671,000 in 1999 to $12,520,000 in 2000. These decreases were partially offset by a $2,798,000 increase in commercial real estate loans. The Company's installment portfolio is comprised of predominantly auto loans, both indirectly and directly funded. Indirect auto loans represent approximately 36.6% and 36.6% of total installment loans at December 31, 2000 and 1999, respectively. Approximately 90% of all indirect loans are "A/B" paper. It is the Bank's intent to divest itself of indirect dealer installment loans.

NON-PERFORMING LOANS

The following table sets forth information regarding the Bank's non-performing loans at year-end 2000 and 1999.


(Dollars in Thousands)                                                  December 31,
                                                                     -----------------
                                                                     2000       1999
                                                                     -------  --------
Accruing Loans More Than 90 Days Past Due(1)
      Aggregate Loan Amounts
          Commercial, financial and agricultural
          Real estate
          Installment loans to individuals                             $ 25       $ 14
                                                                     -------  --------
                      Total Loans Past Due More Than 90 Days             25         14
                                                                     -------  --------
Renegotiated loans(2)                                                     -          -
                                                                     -------  --------
Non-accrual loans(3)
      Aggregate Loan Amounts
          Commercial, financial and agricultural                        131        269
          Real estate                                                   176        226
          Installment loans to individuals
                                                                     -------  --------
                      Total Non-accrual Loans                           307        495
                                                                     -------  --------
                      Total Non-performing Loans                      $ 332      $ 509
                                                                     =======  ========



(1) Reflects loans for which there has been no payment of interest and/or principal for 90 days or more. Ordinarily, loans are placed on non-accrual status (accrual of interest is discounted) when the Bank has reason to believe that continued payment of interest and principal is unlikely.

(2) Renegotiated loans are those which have been renegotiated to provide a deferral of interest or principal. The Bank had no renegotiated loans during 2000 and 1999.

(3) There were three loans on non-accrual status totaling approximately $307,000 at December 31, 2000 and three loans on non-accrual status totaling approximately $495,000 at December 31, 1999.

The policy of the Company is to review each loan in the loan portfolio to identify problem credits. In addition, as an integral part of its review process of the Bank, the Comptroller also classifies problem credits. There are three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable. A loan classified as loss is considered uncollectible and of such little value that the continuance as an asset of the institution is not warranted. Another category designated "special mention" is maintained for loans which do not currently expose the Bank to a significant degree or risk to warrant classification in a substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention.

As of December 31, 2000, the Bank's classified loans consist of $3,692,000 of loans classified as substandard and $21,000 loans classified as loss. The Bank's $3,692,000 in loans classified as substandard consisted of $3,406,000 of performing loans and $311,000 of non-accrual loans and loans delinquent 90 days or more but still accruing.

RESERVE FOR PROBABLE LOAN AND LEASE LOSSES

The allowance for probable loan and lease losses is a general allowance established by management to absorb potential losses inherent in the entire portfolio. The level of and ratio of additions to the allowance are based on a continuous analysis of the loan and lease portfolio and, at December 31, 2000, reflected an amount which, in management's judgment, was adequate to provide for known and inherent loan losses. In evaluating the adequacy of the allowance, management gives consideration to the composition of the loan portfolio, the performance of loans in the portfolio, evaluations of loan collateral, prior loss experience, current economic conditions and the prospects or worth of respective borrowers or guarantors. In addition, the Comptroller, as an integral part of its examination process, periodically reviews the Bank's allowance for possible loan and lease losses. The Comptroller may require the Bank to recognize additions to the allowance based upon its judgment of the information available to it at the time of its examination. The Bank was most recently examined by the Comptroller as of December 31, 2000.

The allowance for loan and lease losses at December 31, 2000, was $784,000 or
 .99%, of total loans and leases, as compared to $764,000 or .89%, of total credits at December 31, 1999. Additions to the allowance are effected through the provision for loan and lease losses which is an operating expense of the Company.

The following table provides certain information with respect to the Company's allowance for loan losses as well as charge-off and recovery activity.


(Dollars in Thousands)                              2000     1999
                                                  -------   ------
Allowance For Loan Losses
      Balance, Beginning of period                  $764     $686
                                                    ----     ----
      Charge-offs
          Commercial, financial and agricultural     305       94
          Real estate construction
          Real estate mortgage
          Consumer loans                              61      103
          Lease financing
                                                    ----     ----
                      Total Charge-offs              366      197
                                                    ----     ----
      Recoveries
          Commercial, financial and agricultural     110       27
          Real estate construction
          Real estate mortgage
          Consumer loans                              20       82
          Lease financing
                                                    ----     ----
                      Total Recoveries               130      109
                                                    ----     ----
Net Charge-offs/(Recoveries)                         236       88
Provision/(Credit) Charged to Operations             256      166
                                                    ----     ----
Balance, End of period                              $784     $764
                                                    ====     ====
Net Charge-offs During the Year to Average Loans
 Outstanding During the Year                        0.29%    0.10%
                                                    ====     ====
Allowance For Loan Losses to Total Loans            0.99%    0.89%
                                                    ====     ====


The Bank accounts for impaired loans in accordance with SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." The statement generally requires those loans identified as "impaired" to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Loan impairment is evaluated on a loan-by-loan basis as part of normal loan review procedures of the Bank.

INVESTMENT SECURITIES

The Company's investment portfolio primarily consists of U.S. Agency Securities. As of December 31, 2000, the Company categorized their investment securities as available-for-sale (which requires continual mark to market adjustments to the Company's capital account, but no impact on the income statement). The Company holds no securities that should be classified as trading securities and has determined that since its securities may be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources, its entire portfolio should be classified as available-for-sale. No securities are classified as held-to-maturity.

The Company had unrealized gains of $6,000 and $4,000 in 2000 and 1999, respectively, and unrealized losses for the same corresponding periods of $6,000 and $71,000.

In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities, securities are classified in three categories and accounted for as follows: debt and equity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and securities are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, reported as a separate component of stockholders' equity.

SOURCES OF FUNDS

The Bank primarily funds its assets with deposits. Total deposits at December 31, 2000 were $99,583,000 compared with $104,523,000 in 1999. The $4,940,000 decrease represents a 4.7% decrease. This represents a decrease in most interest-bearing deposit categories and an increase in non-interest bearing deposits. There was a decrease of $2,375,000 or 8.3% in savings and NOW deposits, a decrease of $2,296,000 or 18.9% in money market deposits, and a decrease of $3,561,000 or 35.3% in time deposits in denominations of $100,000 or more. These decreases were partially offset by an increase in demand deposits of $2,647,000 or 7.7% and an increase in other time deposits of $645,000 or 3.3%. The decreases in savings and NOW, money market accounts, and time deposits in denominations of $100,000 or more is a result of a decrease in the volume of customer accounts. The increase in demand deposits was a result of the Bank's effort to increase core deposits and improve liquidity.

LIQUIDITY

The Company relies on asset-liability management to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest-bearing liabilities. Liquidity management and interest sensitivity management are key factors in asset-liability management. Liquidity management involves the ability to meet the cash flow requirements of customers. Typical demands on liquidity are deposit run-off from demand deposits and savings accounts, maturing time deposits, which are not renewed, and anticipated funding under credit commitments to customers. Interest rate sensitivity management seeks to avoid fluctuating interest margins to enhance consistent growth of net interest income through periods of changing interest rates.

The Bank's Asset-Liability Management Committee (ALCO) manages the Company's liquidity position, the parameters of which are approved by the Board of Directors. The liquidity position of the Bank is monitored weekly. Vineyard National Bank had liquid assets (cash, deposits in other financial institutions and investment securities not pledged as collateral) as a percent of total deposits and borrowed funds of 22% and 15% as of December 31, 2000 and 1999 respectively. The Bank's loan to deposit ratio was 80% and 82% as of December 31, 2000 and 1999, respectively. The Bank's policy is to strive for a loan to deposit ratio between 70% and 90%. During 2000, loan balances decreased $6,193,000 and deposits decreased by $4,940,000.

Liquidity has increased from $16,175,000 at December 31, 1999 to $21,921,000 at December 31, 2000 due to increases in investment securities not pledged as collateral, cash and due from banks, and federal funds sold of $446,000, $535,000, and 5,015,000, respectively. This was offset by decreases in interest-bearing deposits in other financial institutions of $297,000.

Management believes the level of liquid assets it is sufficient to meet current and anticipated funding needs. Liquid assets represent approximately 19.8% of total assets. The liquidity contingency process outlines authorities and a reasonable course of action in case of unexpected liquidity needs. The Bank has borrowing lines with four correspondent banks totaling $3.5 million and a secured line at the Federal Reserve.

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Vineyard National Bank intends to maintain interest-earning assets, comprised primarily of both loans and investments, and interest-bearing liabilities, comprised primarily of deposits, maturing or repricing evenly in order to minimize or eliminate any impact from interest rate changes.

CAPITAL RESOURCES

Neither the Company nor the Bank has any significant commitments for capital expenditures. The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

The Bank will be categorized as well- capitalized based upon its year-end ratios. To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):


                                                                                Capital Needed
                                                                     --------------------------------------
                                                                                            To Be Well
                                                                                         Capitalized Under
                                                                       For Capital       Prompt Corrective
                                                    Actual           Adequacy Purposes       Provisions
                                               --------------------  -----------------   ------------------
                                               Amount      Ratio      Amount    Ratio     Amount    Ratio
                                               --------   ---------  ---------  ------   ---------  -------
As of December 31, 2000
      Total capital to risk-weighted assets    $10,065      11.33%     $7,109    8.0%      $8,886    10.0%
      Tier 1 capital to risk-weighted assets     9,281      10.44%      3,554    4.0%       5,331     6.0%
      Tier 1 capital to average assets           9,281       8.41%      4,412    4.0%       5,515     5.0%

As of December 31, 1999
      Total capital to risk-weighted assets     $9,426       9.96%     $7,573    8.0%      $9,466    10.0%
      Tier 1 capital to risk-weighted assets     8,662       9.15%      3,783    4.0%       5,675     6.0%
      Tier 1 capital to average assets           8,662       7.46%      4,675    4.0%       5,843     5.0%


ECONOMIC CONCERNS

The Bank concentrates on marketing to, and serving the needs of, small and medium-sized businesses, professionals and individuals located in San Bernardino County and the Western portion of Los Angeles County of Southern California. In February 2001, the Bank opened a loan production office in Manhattan Beach to primarily service the single family residence construction business line.

The financial condition of the Bank has been, and is expected to continue to be, affected by the overall general economic conditions and the real estate market in California. The future success of the Bank is dependent, in large part, upon the quality of its assets. Although management of the Bank has devoted substantial time and resources to the identification, collection and workout of non-performing assets, the real estate markets and the overall economy in California are likely to have a significant effect on the Bank's assets in future periods and, accordingly, the Company's financial condition and results of operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements and Financial Statement Schedules covered by Independent Auditors' Report.


                                                                            Page Reference
                                                                            --------------
Independent Auditors' Report                                                     35


Financial Statements

    Consolidated Balance Sheets                                                  36
    December 31, 2000 and 1999

    Consolidated Statements of Income                                            37
    For the Years Ended December 31, 2000, 1999 and 1998

    Consolidated Statement of Changes in Stockholders' Equity                    38
    For the Years Ended December 31, 2000, 1999 and 1998

    Consolidated Statements of Cash Flows                                        39
    For the Years Ended December 31, 2000, 1999 and 1998


Notes to Consolidated Financial Statements                                       41


                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Vineyard National Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Vineyard National Bancorp and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vineyard National Bancorp and Subsidiary as of December 31, 2000 and 1999, the results of their operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



/s/ Vavrinek, Trine, Day & Co, LLP
Rancho Cucamonga, California
March 2, 2001

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS


                                                                                       2000              1999
                                                                                  --------------    --------------
Cash and due from banks                                                            $   8,388,298     $   7,853,489
Federal funds sold                                                                     8,405,000         3,390,000
                                                                                   -------------     -------------
                      Total Cash and Cash Equivalents                                 16,793,298        11,243,489
                                                                                   -------------     -------------
Interest-bearing deposits in other financial institutions                                198,000           495,000
Investment securities
      Available-for-sale                                                               5,527,040         9,428,297
Loans, net of unearned income                                                         79,288,364        84,881,774
Loans held for sale                                                                      235,300           835,323
                                                                                   -------------     -------------
                                                                                      79,523,664        85,717,097
            Less:  Allowance for loan losses                                            (784,092)         (763,638)
                                                                                   -------------     -------------
                                                                                      78,739,572        84,953,459
Bank premises and equipment, net                                                       5,482,187         6,051,588
Accrued interest                                                                         570,089           573,189
Cash surrender value of life insurance                                                 2,381,047         2,262,934
Other real estate owned                                                                     --             262,714
Federal Reserve Bank and other stock at cost                                             177,200           177,200
Other assets                                                                             884,624           799,220
                                                                                   -------------     -------------
                      TOTAL ASSETS                                                 $ 110,753,057     $ 116,247,090
                                                                                   =============     =============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
      Deposits
          Non-interest-bearing                                                        36,855,546        34,208,093
          Interest-bearing                                                            62,727,564        70,315,085
                                                                                   -------------     -------------
Total deposits                                                                        99,583,110       104,523,178
      Accrued employee salary and benefits                                             1,114,270         1,229,117
      Accrued interest and other liabilities                                             760,644         1,864,560
                                                                                   -------------     -------------
                      TOTAL LIABILITIES                                              101,458,024       107,616,855
                                                                                   -------------     -------------

COMMITMENTS AND CONTINGENCIES (Note #8)

Stockholders' Equity
      Contributed capital
          Common stock - no par value, authorized 15,000,000 shares, issued and outstanding 1,864,826 shares in 2000 and
            1,862,774 shares in 1999                                                   2,112,243         2,106,258
      Additional paid-in capital                                                       3,306,684         3,306,684
      Retained earnings                                                                3,876,141         3,256,118
      Accumulated other comprehensive income                                                 (35)          (38,825)
                                                                                   -------------     -------------
                      TOTAL STOCKHOLDERS' EQUITY                                       9,295,033         8,630,235
                                                                                   -------------     -------------
                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 110,753,057     $ 116,247,090
                                                                                   =============     =============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                             2000           1999            1998
                                                                        ------------    -----------     ------------
INTEREST INCOME
      Interest and fees on loans                                        $ 8,083,023     $ 8,136,750     $ 8,531,979
      Interest on Investment Securities
        Obligations of U.S. Treasury and Agencies                           494,567         502,636         315,532
        Other securities                                                      9,491           9,533           9,948
      Interest on deposits                                                   13,660          44,739          20,268
      Interest on Federal funds sold                                        364,500         300,845         299,538
      Direct lease financing income                                            --              --               784
                                                                        -----------     -----------     -----------
         TOTAL INTEREST INCOME                                            8,965,241       8,994,503       9,178,049
                                                                        -----------     -----------     -----------

INTEREST EXPENSE
      Interest on savings deposits                                          200,989         192,135         206,686
      Interest on NOW and money market deposits                             420,189         468,995         448,803
      Interest on time deposits in denominations of $100,000 or more        426,463         370,207         323,822
      Interest on other time deposits                                       999,331       1,172,368       1,572,361
      Interest on Federal funds purchased and other interest                  1,601             329             320
                                                                        -----------     -----------     -----------
         TOTAL INTEREST EXPENSE                                           2,048,573       2,204,034       2,551,992
                                                                        -----------     -----------     -----------
         NET INTEREST INCOME                                              6,916,668       6,790,469       6,626,057

PROVISION FOR LOAN AND LEASE LOSSES                                        (256,000)       (166,000)       (142,982)
                                                                        -----------     -----------     -----------
         NET INTEREST INCOME AFTER
         PROVISION FOR LOAN
         AND LEASE LOSSES                                                 6,660,668       6,624,469       6,483,075
                                                                        -----------     -----------     -----------

OTHER  INCOME
      Fees and service charges, gain on sale of loans
        and loan servicing income                                         1,563,082       1,716,881       1,709,063
      Net (loss) gain on sale of investment securities                         --              (108)         49,072
      Other income                                                           18,826         186,668         157,666
                                                                        -----------     -----------     -----------
         TOTAL OTHER INCOME                                               1,581,908       1,903,441       1,915,801
                                                                        -----------     -----------     -----------

OTHER EXPENSES
      Salaries and employee benefits                                      3,324,910       3,766,182       3,505,857
      Occupancy expense of premises                                         622,220         616,437         623,994
      Furniture and equipment expense                                       546,877         606,183         672,893
Litigation expense (Note #8)                                                   --           920,000          79,236
      Other expenses                                                      2,679,546       2,655,572       2,766,713
                                                                        -----------     -----------     -----------
         TOTAL OTHER EXPENSES                                             7,173,553       8,564,374       7,648,693
                                                                        -----------     -----------     -----------
         INCOME/(LOSS) BEFORE INCOME
            TAXES                                                         1,069,023         (36,464)        750,183
         INCOME TAXES                                                       449,000         (11,600)        306,800
                                                                        -----------     -----------     -----------
         NET INCOME/(LOSS)                                              $   620,023     $   (24,864)    $   443,383
                                                                        ===========     ===========     ===========

EARNINGS/(LOSS) PER SHARE
  BASIC                                                                 $      0.33     $     (0.01)    $      0.24
                                                                        ===========     ===========     ===========
  DILUTED                                                               $      0.33     $     (0.01)    $      0.22
                                                                        ===========     ===========     ===========


                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                         Common Stock                                                   Accumulated
                                   -----------------------  Additional                                    Other
                                     Number of                Paid-in      Comprehensive    Retained   Comprehensive
                                      Shares      Amount      Capital      Income/(Loss)    Earnings       Income        Total
                                   ----------- -----------   -----------   -------------    --------   -------------  -----------
BALANCE, December 31, 1997         1,862,774   $ 2,106,258    $3,306,684                  $ 2,837,599  $    15,962    $ 8,266,503
  Comprehensive income
    Net Income                                                             $   443,383        443,383                     443,383
    Unrealized security holding
        gains (net of $33,840 tax)                                              46,735                      46,735         46,735
    less reclassification
        adjustments for gains
        (net of $20,610 tax)                                                   (28,462)                    (28,462)       (28,462)
                                                                           -----------
  Total Comprehensive income                                               $   461,656
                                   ---------    ----------    ----------   ===========     ----------   ----------    -----------
BALANCE, December 31, 1998         1,862,774     2,106,258     3,306,684                    3,280,982       34,235      8,728,159
  Comprehensive loss
     Net loss                                                                  (24,864)       (24,864)                    (24,864)
     Unrealized security
       holding losses
       (net of $52,887 tax)                                                    (73,123)                    (73,123)       (73,123)
       less reclassification
       adjustments for losses
       (net of $45 tax)                                                             63                          63             63
                                                                           -----------
  Total Comprehensive loss                                                 $   (97,924)
                                   ---------    ----------    ----------   ===========     ----------  -----------    -----------
BALANCE, December 31, 1999         1,862,774     2,106,258     3,306,684                    3,256,118      (38,825)     8,630,235
  Comprehensive income
     Stock options exercised           2,052         5,985                                                                  5,985
     Net income                                                                620,023        620,023                     620,023
     Unrealized security holding
      gains (net of $28,025 tax)                                                38,790                      38,790         38,790
                                                                           -----------
  Total Comprehensive income                                               $   658,813
                                   ---------   -----------   -----------   ===========    - ---------- -----------    -----------
BALANCE, December 31, 2000         1,864,826   $ 2,112,243   $ 3,306,684                  $ 3,876,141  $       (35)   $ 9,295,033
                                   =========   ===========   ===========                  ===========  ===========    ===========



                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                     2000               1999               1998
                                                                 ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Interest and fees received                                 $  8,638,637       $  8,332,313       $  7,693,391
      Service fees and other income received                        1,594,051          1,897,087          1,900,070
      Financing revenue received under leases                             784
      Interest paid                                                (2,001,257)        (2,286,942)        (2,605,020)
      Cash paid to suppliers and employees                         (7,957,524)        (6,930,145)        (7,575,320)
      Decrease/(increase) in loans held for sale                      600,023          1,342,369         (1,752,742)
      Income taxes paid                                              (582,594)          (517,929)          (185,435)
                                                                 ------------       ------------       ------------
                      NET CASH PROVIDED BY/(USED IN)
                        OPERATING ACTIVITIES                          291,336          1,836,753         (2,524,272)
                                                                 ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from maturities of investment securities,
       available-for-sale                                           5,000,000          4,000,000          4,050,000
      Proceeds from sales of investment securities,
       available-for-sale                                                --            1,008,492            549,197
      Purchase of investment securities available-for-sale         (1,000,170)        (8,467,993)        (6,010,595)
      Purchase of other investment securities                            --                 --               (5,000)
      Net decrease/(increase) in deposits in other
       financial institutions                                         297,000            198,000           (693,000)
      Recoveries on loans previously written off                      130,167            108,877            101,283
      Net loans made to customers and principal
        collections of loans                                        5,525,643          1,226,495          4,060,850
      Net decrease in leases to customers                                --                 --               14,354
      Capital expenditures                                               --             (274,784)          (427,218)
      Proceeds from sale of property, plant and equipment              21,025             79,400             76,198
      Proceeds from sale of OREO                                      218,891             31,102            169,182
                                                                 ------------       ------------       ------------
                      NET CASH PROVIDED BY/(USED IN)
                       INVESTING ACTIVITIES                        10,192,556         (2,090,411)         1,885,251
                                                                 ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net (decrease)/increase in demand deposits, NOW
       accounts savings accounts, and money market deposits        (2,024,798)         6,008,535          1,491,152
      Net (decrease)/increase in certificates of deposits          (2,915,270)        (6,800,347)         2,082,482
Stock options exercised                                                 5,985               --                 --
                                                                 ------------       ------------       ------------
                      NET CASH (USED IN)/PROVIDED BY
                       FINANCING ACTIVITIES                        (4,934,083)          (791,812)         3,573,634
                                                                 ------------       ------------       ------------

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                5,549,809         (1,045,470)         2,934,613

CASH AND CASH EQUIVALENTS, Beginning of year                       11,243,489         12,288,959          9,354,346
                                                                 ------------       ------------       ------------

CASH AND CASH EQUIVALENTS, End of year                           $ 16,793,298       $ 11,243,489       $ 12,288,959
                                                                 ============       ============       ============


                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                    2000              1999              1998
                                                                ------------      ------------      -------------
RECONCILIATION OF NET INCOME TO NET CASH

      Net Income/(loss)                                          $   620,023       $   (24,864)      $   443,383
                                                                 -----------       -----------       -----------
      Adjustments to Reconcile Net Income/(Loss)
       to Net Cash Provided by Operating Activities
          Depreciation and amortization                              548,376           581,142           650,375
          Investment securities accretion/amortization               (31,758)          (34,818)          (38,724)
          Provision for loan and lease losses                        256,000           166,000           142,982
          Provision for OREO losses                                   31,680              --               4,400
          (Gain)/loss on sale of equipment                              --                (734)            5,334
          (Decrease)/increase in taxes payable                      (146,594)         (104,129)          120,565
          Increase in other assets                                  (231,542)         (866,317)         (820,311)
          Decrease/(increase) in loans held for sale                 600,023         1,342,369        (1,752,742)
          Decrease in unearned loan fees                            (297,946)         (550,278)       (1,394,090)
          Decrease/(increase) in interest receivable                   3,100           (77,094)          (51,060)
          Increase/(decrease) in interest payable                     47,316           (82,908)          (53,028)
          Increase in accrued expense and other liabilities       (1,119,485)        1,494,738           236,160
          (Gain)/loss on sale of investment securities, net             --                 108           (49,072)
          (Gain)/loss on sale of OREO                                 12,143            (6,462)           31,556
                                                                 -----------       -----------       -----------
                      Total Adjustments                             (328,687)        1,861,617        (2,967,655)
                                                                 -----------       -----------       -----------
                      NET CASH PROVIDED BY/(USED IN)
                       OPERATING ACTIVITIES                      $   291,336       $ 1,836,753       $(2,524,272)
                                                                 ===========       ===========       ===========

SUPPLEMENTARY INFORMATION
      Change in valuation allowance
        for investment securities                                $    66,815       $   (73,060)      $    18,273
                                                                 ===========       ===========       ===========

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Vineyard National Bancorp (the Company) and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. A summary of the Company's significant accounting and reporting policies consistently applied in the preparation of the accompanying financial statements follows:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the Company and its wholly owned subsidiary, Vineyard National Bank (the Bank). Intercompany balances and transactions have been eliminated.

NATURE OF OPERATIONS

The Company was organized and operates as a single reporting segment. The Company operates five branches within San Bernardino and Los Angeles Counties and provides a variety of financial services to individuals and small-to-medium sized businesses. The Company offers a full range of commercial banking services including the acceptance of checking and savings deposits, and the making of various types of installment, commercial and real estate loans. The financial information for the Company has been aggregated into one reporting segment.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

CASH AND DUE FROM BANKS

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2000.

The Bank maintains amounts due from banks that exceed federally insured limits. The Bank has not experienced any losses in such accounts.

INVESTMENT SECURITIES

IN ACCORDANCE WITH STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS) NO. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," WHICH ADDRESSES THE ACCOUNTING FOR INVESTMENTS IN EQUITY SECURITIES THAT HAVE READILY DETERMINABLE FAIR VALUES AND FOR INVESTMENTS IN ALL DEBT SECURITIES, SECURITIES ARE CLASSIFIED IN THREE CATEGORIES AND ACCOUNTED FOR AS FOLLOWS: DEBT SECURITIES THAT THE COMPANY HAS THE POSITIVE INTENT AND ABILITY TO HOLD TO MATURITY ARE CLASSIFIED AS HELD-TO-MATURITY AND ARE MEASURED AT AMORTIZED COST; DEBT AND EQUITY SECURITIES BOUGHT AND HELD PRINCIPALLY FOR THE PURPOSE OF SELLING IN THE NEAR TERM ARE CLASSIFIED AS TRADING SECURITIES AND ARE MEASURED AT FAIR VALUE, WITH UNREALIZED GAINS AND LOSSES INCLUDED IN EARNINGS; DEBT AND EQUITY SECURITIES DEEMED AS AVAILABLE-FOR-SALE ARE MEASURED AT FAIR VALUE, WITH UNREALIZED GAINS AND LOSSES REPORTED IN A SEPARATE COMPONENT OF STOCKHOLDERS' EQUITY. GAINS OR LOSSES ON SALES OF INVESTMENT SECURITIES ARE DETERMINED ON THE SPECIFIC IDENTIFICATION METHOD. PREMIUMS AND DISCOUNTS ON INVESTMENT SECURITIES ARE AMORTIZED OR ACCRETED USING THE INTEREST METHOD OVER THE EXPECTED LIVES OF THE RELATED SECURITIES.

LOANS AND INTEREST ON LOANS

Loans are stated at unpaid principal balances, less the reserve for probable loan losses and net deferred loan fees and unearned discounts. Interest income is accrued monthly as earned on all loans not discounted. The Bank recognizes loan origination fees, to the extent they represent reimbursement for initial direct costs, as income at the time of loan boarding. The excess of fees over costs, if any, is deferred and credited to income over the term of the loan. Unearned discounts on installment loans is recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's).

THE BANK ACCOUNTS FOR IMPAIRED LOANS IN ACCORDANCE WITH SFAS NO. 114, (AS AMENDED BY SFAS NO. 118), "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN." THE STATEMENT GENERALLY REQUIRES THOSE LOANS IDENTIFIED AS "IMPAIRED" TO BE MEASURED ON THE PRESENT VALUE OF EXPECTED FUTURE CASH FLOWS DISCOUNTED AT THE LOAN'S EFFECTIVE INTEREST RATE, EXCEPT THAT AS A PRACTICAL EXPEDIENT, A CREDITOR MAY MEASURE IMPAIRMENT BASED ON A LOAN'S OBSERVABLE MARKET PRICE, OR THE FAIR VALUE OF THE COLLATERAL IF THE LOAN IS COLLATERAL DEPENDENT. A LOAN IS IMPAIRED WHEN IT IS PROBABLE THE CREDITOR WILL NOT BE ABLE TO COLLECT ALL CONTRACTUAL PRINCIPAL AND INTEREST PAYMENTS DUE IN ACCORDANCE WITH THE TERMS OF THE LOAN AGREEMENT.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

All loans on nonaccrual are measured for impairment. The Bank applies the measurement provision of SFAS No. 114 to all loans in its portfolio except for installment loans which are charged off after 120 days of delinquency. All other loans are generally charged off at such time the loan is classified as a loss.

LOANS HELD FOR SALE

Loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan and lease portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan and lease losses, which is charged to expense and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and forty years for buildings. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred. Total depreciation expense for the reporting periods ending December 31, 2000, 1999 and 1998, was approximately $548,000, $581,000, and $650,000, respectively.

OTHER REAL ESTATE OWNED

Other real estate owned, which represents real estate acquired through foreclosure, is stated at the lower of the carrying value of the loan or the estimated fair value less estimated selling costs of the related real estate. Loan balances in excess of the fair value of the real estate acquired at the date of acquisition are charged against the allowance for loan losses. Any subsequent declines in estimated fair value less selling costs, operating expenses or income and gains or losses on disposition of such properties are charged to current operations.

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes".

EARNINGS PER SHARE (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The pro forma effects of adoption are disclosed in Note #9.

COMPREHENSIVE INCOME

Beginning in 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which requires the disclosure of comprehensive income and its components. Changes in unrealized gains/(losses) on available-for-sale securities, net of income taxes, is the only component of accumulated other comprehensive income for the Company.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to 2000 classifications.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", (as amended by SFAS 138 in 2000). This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard was originally effective for 2000. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This Statement establishes the effective date of SFAS 133 for 2001. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

NOTE #2 - INVESTMENT SECURITIES

At December 31, 2000 and 1999, the investment securities portfolio was comprised of securities classified as available-for-sale. In accordance with SFAS No. 115, investment securities available-for-sale are carried at fair value and adjusted for amortization of premiums and accretions of discounts.

The amortized cost and fair values of investment securities available-for-sale at December 31, 2000, were:



                                                 Gross         Gross
                               Amortized      Unrealized    Unrealized
                                  Cost           Gains         Losses     Fair Value
                               -----------   ------------    ----------   -----------
U.S. Agency securities         $ 5,525,762       $ 706 62    $ (6,414)6    $ 5,520,054
Other                                1,340          5,646                        6,986
                               -----------    -----------    ----------    -----------
              Total            $ 5,527,102    $     6,352    $    (6,414)  $ 5,527,040
                               ===========    ===========    ==========    ===========



The amortized cost and fair values of investment securities available-for-sale at December 31, 1999, were:


                                                Gross        Gross
                               Amortized     Unrealized   Unrealized
                                  Cost          Gains        Losses      Fair Value
                               ----------   -----------    -----------   -----------
U.S. Agency securities         $9,493,833    $     --      $  (71,328)    $9,422,505
Other                               1,340         4,452          --            5,792
                               ----------    ----------    ----------     ----------
            Total              $9,495,173    $    4,452    $  (71,328)    $9,428,297
                               ==========    ==========    ==========     ==========

The amortized cost and fair values of investment securities available-for-sale at December 31, 2000, by expected maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Securities
                                                 Available-for-Sale
                                              -------------------------
                                              Amortized
                                                  Cost       Fair Value
                                              -----------    ----------
Due in one year or less                        $5,030,006    $5,024,116
Due after one year but less than five years       495,756       495,938
                                               ----------    ----------
                                                5,525,762     5,520,054
Other securities                                    1,340         6,986
                                               ----------    ----------
               Total Securities                $5,527,102    $5,527,040
                                               ==========    ==========



Included in shareholders' equity at December 31, 2000, is $35 of net unrealized losses (net of $27 estimated tax benefit) on investment securities available-for-sale.

Proceeds from sales of investment securities available-for-sale during 1999 were $1,008,492. Gross losses on those sales were $108. There were no gains during 1999. Included in shareholders' equity at December 31, 1999 is $38,825 of net unrealized losses (net of $28,051 estimated tax benefit) on investment securities available-for-sale.

Proceeds from sales of investment securities available-for-sale during 1998 were $549,197. Gross gains on those sales were $49,072. There were no losses during 1998. Included in shareholders' equity at December 31, 1998 is $34,235 of net unrealized gains (net of $24,791 estimated tax expense) on investment securities available-for-sale.

Securities with a carrying value and fair value of $597,422 and $4,945,408 at December 31, 2000 and 1999, respectively, were pledged to secure public monies as required by law.


NOTE #3 - LOANS

All the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area, which includes the Counties of San Bernardino and Los Angeles. These loans are collateralized in accordance with Company policy. The concentrations of credit by type of loan are outlined as follows:


                                                           2000             1999
                                                       ------------     ------------
Commercial, financial and agricultural                 $ 10,665,007     $ 14,670,727
Real Estate - construction                                5,587,730        6,602,104
Real Estate - mortgage
      Commercial                                         40,099,693       36,181,308
      Residential                                        11,191,920        9,188,841
Installment loans to individuals                         12,048,790       18,851,726
All other loans (including overdrafts)                      179,903          169,693
                                                       ------------     ------------
                                                         79,773,043       85,664,399
Unearned income on installment loans                       (190,377)        (466,051)
Deferred loan fees                                         (294,302)        (316,574)
                                                       ------------     ------------
                      Loans, Net of Unearned Income    $ 79,288,364     $ 84,881,774
                                                       ============     ============

Loans held for sale                                    $    235,300     $    835,323
                                                       ============     ============

The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon as of December 31:


                                                   2000        1999
                                                 --------    --------
Impaired loans without a valuation allowance     $227,000    $495,000
Impaired loans with a valuation allowance          80,000        --
                                                 --------    --------
Total impaired loans                             $307,000    $495,000
                                                 ========    ========
Valuation allowance related to impaired loans    $ 21,000    $   --
                                                 ========    ========

                                                    Years Ended December 31,
                                               ---------------------------------
                                                  2000        1999        1998
                                               ---------    --------    --------
Average investment in impaired loans            $245,000    $164,000    $106,000
Interest income recognized on impaired loans        --          --          --
Interest income recognized on a cash
  basis on impaired loans                           --         5,000       5,000



No additional funds are committed to be advanced in connection with impaired loans.

The provisions of SFAS No. 114 and SFAS No. 118 permit the valuation allowance reported above to be determined on a loan-by-loan basis or by aggregating loans with similar risk characteristics. Because the loans currently identified as impaired have unique risk characteristics, the valuation allowance was determined on a loan-by-loan basis.

Nonaccruing loans totaled approximately $307,000 and $495,000 at December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, all loans on nonaccrual were classified as impaired. If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased approximately $9,000, $23,000, and $6,000 for the years ended 2000, 1999 and 1998, respectively.

At December 31, 2000 and 1999, the Company had approximately $25,000 and $14,000, respectively, in loans past due 90 days or more in interest or principal and still accruing interest. These loans are well secured and in the process of collection, or are secured by 1-4 single-family residences.

At December 31, 2000, no loans were classified as troubled debt restructurings.

Loans with a carrying amount of approximately $3,900,000 have been pledged to secure a line of credit at the Federal Reserve Bank.

NOTE #4 - ALLOWANCE FOR LOAN AND LEASE LOSSES

Transactions in the reserve for loan and lease losses are summarized as follows:


                                                           2000          1999         1998
                                                         ----------   -----------  -----------
Balance, Beginning of year                                $763,638      $686,016     $694,880
Recoveries on loans previously charged off                 130,167       108,877      101,283
Loans charged off                                         (365,713)     (197,255)    (253,129)
Provision/(credit) charged to operating expense            256,000       166,000      142,982
                                                         ----------   -----------  -----------
Balance, End of year                                      $784,092      $763,638     $686,016
                                                         ==========   ===========  ===========

NOTE #5 - LOANS TO DIRECTORS AND OFFICERS

In the ordinary course of business, the Company has granted loans to certain Directors and Officers and the companies with which they are associated. All such loans were made under the terms which are consistent with the Bank's normal lending policies. The outstanding loans to Directors and Officers at December 31, 2000 and 1999, amounted to approximately $1,609,000 and $2,757,000, respectively. Not included in the balances outstanding at December 31, 2000 and 1999, were undisbursed commitments to lend of approximately $205,000. There were no non-accruing loans to Directors and Officers and loans classified by the Company's regulatory agency or by the Company in 2000 and 1999.

Deposits from related parties held by the Bank at December 31, 2000 and 1999 amounted to approximately $704,000 and $3,453,000, respectively.

NOTE #6 - PREMISES AND EQUIPMENT

Major classifications of Company premises and equipment are summarized as follows:


                                                             2000            1999
                                                          -----------     -----------
Building                                                  $ 3,641,990     $ 3,868,395
Furniture and equipment                                     3,083,590       3,524,261
Leasehold improvements                                      1,284,084       1,264,014
                                                          -----------     -----------
                                                            8,009,664       8,656,670
      Less:  Accumulated depreciation and amortization     (3,812,477)     (3,890,082)
Land                                                        1,285,000       1,285,000
                                                          -----------     -----------
                      Total                               $ 5,482,187     $ 6,051,588
                                                          ===========     ===========


The Company is obligated under leases for equipment and property. The original terms of the leases range from three to ten years. The leases contain options to extend for periods from twelve months to sixty-seven months. All options to extend have been exercised and the related lease costs are included below. The following is a schedule of future minimum lease payments based upon obligations at year-end.



       Year Ending
       December 31,
       ------------
         2001                                       $ 115,315
         2002                                         120,465
         2003                                          52,601
                                                    ---------
        Total                                       $ 288,381
                                                    =========



Total property and equipment expenditures charged to leases for the years ended December 31, 2000, 1999 and 1998, were approximately $112,000, $110,000, and
$110,000, respectively.

NOTE #7 - INCOME TAXES


                                                          Year Ending December 31,
                                                   ------------------------------------
                                                      2000         1999         1998
                                                   ---------    ---------     ---------
Tax provision (credit) applicable to
  income before income taxes                       $ 449,000    $ (11,600)    $ 306,800
                                                   =========    =========     =========

Federal Income Tax
      Current                                        298,900      421,600       330,700
      Deferred (credit)                                2,100     (433,200)      (92,200)
                                                   ---------    ---------     ---------
                      Total Federal Income Tax       301,000      (11,600)      238,500
                                                   ---------    ---------     ---------

State Franchise Tax
      Current                                        107,200      144,200        98,800
      Deferred (credit)                               40,800     (144,200)      (30,500)
                                                   ---------    ---------     ---------
                      Total State Franchise Tax      148,000         --          68,300
                                                   ---------    ---------     ---------
                      Total Income Taxes           $ 449,000    $ (11,600)    $ 306,800
                                                   =========    =========     =========




Deferred tax expense/(credits) result from timing differences in the recognition of revenues and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each are as follows:


                                                2000                      1999                        1998
                                     ------------------------    ------------------------    -----------------------
                                        Federal       State        Federal        State       Federal        State
                                     -----------    ---------    ----------     ---------    ---------     ---------
Tax Effect Of
Revenue and expenses
 reported on a different basis
 for tax purposes                     $  45,300     $  43,800     $(313,300)    $ (97,800)    $  66,100     $   1,500
Depreciation computed
 differently on tax returns than
 for financial statements               (16,400)        5,600       (10,700)       (4,300)      (25,300)        4,600
Deferred compensation plan               60,200        19,200       (72,400)      (28,900)      (84,400)      (26,300)
Provision for loan loss deduction
 in tax return over/(under) amount
 charged for financial
 statement purposes                     (87,000)      (27,800)      (36,800)      (13,200)      (48,600)      (10,300)
                                      ---------     ---------     ---------     ---------     ---------     ---------
                      Total           $   2,100     $  40,800     $(433,200)    $(144,200)    $ (92,200)    $ (30,500)
                                      =========     =========     =========     =========     =========     =========


As a result of the following items, the total income tax expense/(credit) for 2000, 1999 and 1998, was different than the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes:


                                             2000                  1999                  1998
                                     --------------------- ---------------------  -------------------
                                                 Percent                Percent               Percent
                                                of Pretax              of Pretax             of Pretax
                                       Amount     Income     Amount     Income      Amount     Income
                                     ---------- ---------- ---------- ---------   ---------   --------
Federal rate                          $ 363,468    34.0    $ (12,398)    (34.0)   $ 255,062     34.0
Changes due to State income
   tax, net of Federal tax benefit       75,901     7.1       (2,609)    (7.1)       45,078      6.1
Exempt interest                            --      --           --       --          (2,180)    (0.3)
Other                                     9,631     0.9        3,407      9.3         8,840      1.1
                                      ---------    ----    ---------     ----     ---------     ----
                      Total           $ 449,000    42.0    $ (11,600)    (31.8)   $ 306,800     40.9
                                      =========    ====    =========     ====     =========     ====



The deferred tax assets and liabilities of the Company are composed of the following tax-affected cumulative timing differences.


                                                         2000           1999
                                                     -----------     -----------
Deferred Tax Assets
      Reserve for loan losses                        $   195,000     $    90,000
      Real estate owned writedowns                          --            12,000
      Deferred compensation                              275,000         358,000
      Deferred fees                                      121,000         110,000
      Non-deductible reserves                            374,000         426,000
      Other assets                                        26,000            --
      Other Unrealized Loss on Securities                   --            28,000
                                                     -----------     -----------
                                                         991,000       1,024,000
                     Less:  Valuation allowance 1       (475,000)       (475,000)
                                                     -----------     -----------
                                                         516,000         549,000
Deferred Tax Liabilities
      Fixed assets                                      (113,000)       (105,000)
                                                     -----------     -----------
                      Net Deferred Tax Assets        $   403,000     $   444,000
                                                     ===========     ===========


(1) The valuation allowance is management's estimate of amounts more likely than not of being realized due to uncertainty regarding future income based on prior results. The allowance is largely attributable to unused losses previously incurred and overall limitations on other deferred tax assets. The allowance was not changed during 2000 or 1999.

NOTE #8 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2000 and 1999, the Company had commitments to extend credit of approximately $9,112,000 and $10,165,000 and obligations under standby letters of credit of approximately $151,000 and $174,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

On October 25, 1999, a jury rendered a verdict against the Bank in the amount of approximately $3.5 million arising from a lawsuit by a borrower who also leased to the Bank a branch office. The Bank foreclosed on the real property securing its loan to the borrower. The borrower claimed that the foreclosure was wrongful. On February 25, 2000, the trial judge found that the jury verdict was excessive and ordered a new trial on damages if the borrower did not agree to a reduction to $860,000. During 1999, the Bank accrued a loss of $860,000 in recognition of the amount of liability determined by the court which is included in litigation expense. During 2000, the lawsuit was settled.

The Company is involved in various other litigation. In the opinion of Management and the Company's legal council, the disposition of all such other litigation pending will not have a material effect on the Company's financial statements.

As discussed in Note #15, Regulatory Contingent Matters, the Bank has potential contingencies due to the effects, if any, from the forthcoming report of examination to be issued by the Office of the Comptroller of the Currency at the conclusion of their examination currently in progress.

NOTE #9 - STOCK OPTION PLAN

At December 31, 2000, the Company has one stock-based compensation plan, which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its incentive stock option plan. Had compensation cost for the Company's stock option plan been determined on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:


                                                                  2000           1999            1998
                                                             -------------  --------------  --------------
Net income/(loss)                    As reported               $  620,023      $  (24,864)     $  443,383
                                     Pro forma                 $  618,042      $  (30,895)     $  437,325

Earnings/(loss) per share            As reported                $    0.33       $   (0.01)      $    0.24
                                     Pro forma                  $    0.33       $   (0.02)      $    0.23

Earnings/(loss) per share -          As reported                $    0.33       $   (0.01)      $    0.22
   assuming dilution                 Pro forma                  $    0.33       $   (0.02)      $    0.22



An incentive stock option plan was approved by the stockholders in 1987 covering an aggregate of 126,000 shares (after giving retroactive effect for stock splits). The plan provides that options of the Company's unissued common stock may be granted to officers and key employees at prices not less than the fair market value of such shares at dates of grant. Options vest at a rate of 33.33% every two years with all options vesting at the end of the sixth year after the date of grant. Options granted expire on such date as the Stock Option Committee or Board of Directors may determine, but not later than the sixth anniversary of the date on which the option is granted.

During 1996, the Board of Directors of Vineyard National Bancorp elected to modify the existing incentive stock option plan. Under the new agreement the options granted expire on such date as the Stock Option Committee or Board shall determine, but not later than the seventh anniversary of the date on which the option is granted.

During 1997, the Board of Directors and stockholders of Vineyard National Bancorp elected to terminate the existing 1987 Incentive Stock Option Plan and approve the 1997 Incentive Stock Option Plan. The new Plan authorizes an additional 200,000 shares of the Bancorp's authorized but unissued common stock to be combined with the 53,316 shares which remain under the 1987 Plan for a total of 253,316 shares. Directors of the Bancorp are eligible to participate under the new Plan. Options vest at a rate of 33.33% every two years with all options vesting at the end of the sixth year after the date of grant. Options granted expire on such date as the Option Committee or Board of Directors may determine, but not later than the tenth anniversary date on which the option is granted.

The fair value of each option granted during 2000, 1999 and 1998, respectively, were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions; risk-free rates of 5.26%, 6.56%, and 4.75%, dividend yield of 0.0% for all years; volatility of 33%, 30%, and 28%, expected life of 10 years for 2000 and 7 years for 1999 and 1998.

A summary of the status of the Company's incentive stock option plan as of December 31, 2000, 1999 and 1998, respectively, and changes during the years ending on those dates is presented below:


                                                 2000                                  1999
                                 -----------------------------------   -----------------------------------
                                     Number of Shares                     Number of Shares
                                 ------------------------  Weighted-   ----------------------    Weighted-
                                 Available                  Average    Available                  Average
                                    For                     Exercise      For                     Exercise
                                  Granting    Outstanding    Price      Granting    Outstanding    Price
                                 ----------   -----------  ---------   ---------    -----------   ---------
Outstanding at beginning of year    116,128       210,324    $5.25        152,188       174,264    $5.23
Exercised                                          (2,052)   $2.92
Cancelled                           256,472      (256,472)   $5.17          8,940        (8,940)   $5.51
Granted                            (191,500)      191,500    $4.47        (45,000)       45,000    $5.75
                                 -----------   -----------               --------    ----------
Outstanding at end of year          181,100       143,300    $4.39        116,128       210,324    $5.25
                                 ===========    ==========               ========     =========

Options exercisable at year-end                    10,666                                84,824
Weighted-average fair value of
   Options granted during the year              $    2.49                                $ 2.13



                                                                          1998
                                                      ------------------------------------------
                                                             Number of Shares
                                                      -----------------------------    Weighted-
                                                       Available                        Average
                                                          For                          Exercise
                                                       Granting       Outstanding        Price
                                                      ------------   --------------   ----------
Outstanding at beginning of year                          250,188           76,264       $2.97
Granted                                                   (98,000)          98,000       $6.90
                                                        ----------      ----------
Outstanding at end of year                                152,188          174,264       $5.23
                                                        ==========      ==========

Options exercisable at year-end                                             81,264
Weighted-average fair value of
   Options granted during the year                                          $ 2.05



The following table summarizes information about incentive stock options outstanding at December 31, 2000:


         Options Outstanding                                                      Options Exercisable
------------------------------------------------------------------------       ---------------------------
                                             Weighted-       Weighted-                        Weighted-
                                              Average         Average                          Average
     Exercise             Number             Remaining        Exercise           Number        Exercise
      Price             Outstanding       Contractual Life     Price           Exercisable      Price
-------------------  ------------------   ----------------   -----------       -----------   -------------
      $2.92               6,300                3.49               $2.92             6,300           $2.92
  $4.00 - $7.00         137,000                9.39               $4.46             4,666           $7.00
                    ------------                                                --------
                        143,300                9.13               $4.39            10,966           $4.65
                    ============                                                ========



NOTE #10 - OTHER INCOME/EXPENSES

The following is a breakdown of fees and other servicing income and expenses for the years ended December 31, 2000, 1999 and 1998:


                                                          2000               1999               1998
                                                      -------------      -------------      ------------
Fees and Other Servicing Income
      Fees and service charges                         $  1,457,820       $  1,531,882       $  1,451,626
      Premium on sale of loans                              105,262            184,999            257,437
                                                       ------------       ------------       ------------
                      Total                            $  1,563,082       $  1,716,881       $  1,709,063
                                                       =============      =============      =============

Other Expenses
      Data processing                                   $   617,658        $   668,228        $   663,553
      Marketing expenses                                    207,601            252,808            287,876
      Professional expenses                                 797,336            687,931            629,466
      Office supplies, postage and telephone                361,177            319,614            366,833
      Insurance and assessment expense                      139,310            160,149            167,040
      Loan related expense                                   88,731             51,759             77,022
      Administrative expense                                381,291            315,354            373,276
      Other                                                  86,442            199,729            201,647
                                                       ------------       ------------       ------------
                      Total                            $  2,679,546       $  2,655,572       $  2,766,713
                                                       ============       ============       ============

NOTE #11 - RESTRICTION ON TRANSFERS OF FUNDS TO PARENT

There are legal limitations on the ability of the Bank to provide funds to the Company. Dividends declared by the Bank may not exceed, in any calendar year, without approval of the Comptroller of the Currency, net income for the year and the retained net income for the preceding two years. Section 23A of the Federal Reserve Act restricts the Bank from extending credit to the Company and other affiliates amounting to more than 20 percent of its contributed capital and retained earnings. At December 31, 2000, the combined amount of funds available from these two sources amounted to approximately $2,894,000 or 31%.

NOTE #12 - DEFERRED COMPENSATION

The Company has a deferred compensation plan for certain key management personnel and non-employee directors whereby they may defer compensation which will then provide for certain payments upon retirement, death or disability. The plan provides for payments for fifteen years commencing upon retirement, death or disability. The plan provides for reduced benefits upon early retirement, disability or termination of employment. The Company may make matching contributions of officers' deferrals up to a maximum of 25% and 50% of senior officers' deferrals to a maximum of 10% of before-tax compensation. The Company's contribution, in the aggregate, for all participants shall not exceed 4% of compensation of all Company employees. Each participant contributes a minimum of $1,000 annually to the plan. The deferred compensation expense was $11,488 ($6,664 net of income taxes), $23,787 ($13,463 net of income taxes), and $22,124 ($18,186 net of income taxes) for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE #13 - DEFINED CONTRIBUTION PLAN

The Company has a qualified defined contribution plan (401(k) Retirement Savings
Plan) for all eligible employees. Employees contribute from 1% to 15% of their compensation with a maximum of $10,000 annually. The Company's contribution to the plan is based upon an amount equal to 25% of each participant's eligible contribution for the plan year not to exceed 4% of the employee's compensation. The Company's matching contribution becomes vested at 20% per year with full vesting after five years. The expense was $12,420 ($7,203 net of income taxes), $16,121 ($9,129 net of income taxes), and $15,321 ($12,563 net of income taxes), for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE #14 - INCOME/(LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

The following is a reconciliation of net income/(loss) and shares outstanding to the income/(loss) and number of shares used to compute EPS:


                                           2000                     1999                     1998
                                  -----------------------  -----------------------  ------------------------
                                     Net                      Net                      Net
                                    Income      Shares        Loss       Shares       Income      Shares
                                  ----------- -----------  ----------- -----------  ----------- ------------
Net income/(loss) as reported      $ 620,023                 $(24,864)               $ 443,383
Shares outstanding at year-end                 1,864,826                1,862,776                 1,862,776
Impact ofweighting shares
 purchased during the year                          (656)
                                  ----------- -----------  ----------- -----------  ----------- ------------
Used in Basic EPS                    620,023   1,864,170      (24,864)  1,862,776      443,383    1,862,776
Dilutive effect of outstanding
  stock options                                    1,264                  125,840                   131,479
                                  ----------- -----------  ----------- -----------  ----------- ------------
Used in Diluted EPS                $ 620,023   1,865,434     $(24,864)  1,988,616    $ 443,383    1,994,255
                                  =========== ===========  =========== ===========  =========== ============


NOTE #15 - REGULATORY MATTERS

GENERAL

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

Although, as of the most recent formal notification from the Office of the Comptroller of the Currency, the Bank was categorized as adequately capitalized under the regulatory framework for prompt corrective action; the Bank will be categorized as well capitalized based upon its year-end ratios. To be categorized as well-capitalized, the Bank must maintain minimum capital ratios as set forth in the table below. The following table also sets forth the Bank's actual regulatory capital amounts and ratios (dollar amounts in thousands):


                                                                             Capital Needed
                                                                 ----------------------------------------
                                                                                          To Be Well
                                                                                      Capitalized Under
                                                                    For Capital       Prompt Corrective
                                          Actual Regulatory      Adequacy Purposes    Action Provisions
                                         ---------------------   -------------------  -------------------
                                          Capital                Capital              Capital
                                           Amount     Ratio      Amount     Ratio      Amount    Ratio
                                         ----------- ---------   --------  ---------  --------- ---------
As of December 31, 2000
Total capital to risk-weighted assets:      $10,065    11.33%    $ 7,109       8.0%    $ 8,886     10.0%
Tier 1 capital to risk-weighted assets:     $ 9,281    10.44%    $ 3,554       4.0%    $ 5,331      6.0%
Tier 1 capital to average assets:           $ 9,281     8.41%    $ 4,412       4.0%    $ 5,515      5.0%

As of December 31, 1999
Total capital to risk-weighted assets:      $ 9,426     9.96%    $ 7,573       8.0%    $ 9,466     10.0%
Tier 1 capital to risk-weighted assets:     $ 8,662     9.15%    $ 3,783       4.0%    $ 5,675      6.0%
Tier 1 capital to average assets:           $ 8,662     7.46%    $ 4,645       4.0%    $ 5,806      5.0%



At December 31, 2000 and 1999, the Company's capital ratios were substantially the same as the Bank.

CONTINGENT MATTERS

The primary regulator of the Bank, The Office of the Comptroller of the Currency
(OCC), is performing a safety and soundness examination of the Bank and has not, as yet, concluded its work or issued its corresponding report of examination. Accordingly, the OCC may include matters in its forthcoming report of examination that could have an effect on the Bank's policies and procedures to be followed, the classification of some of the credits in the loan portfolio, the level of its allowance for loan and lease losses, and/or its composite rating as a regulated financial institution. The impact of any such matters noted by the OCC could have an effect on the financial performance and condition of the Bank.

NOTE #16 - OTHER REAL ESTATE OWNED

As discussed in Note #1, Other Real Estate Owned is carried at the estimated fair value of the real estate. An analysis of the transactions for December 31, were as follows:

                                                             2000             1999
                                                          ----------       ----------
Balance, Beginning of year                                $  262,714       $  287,354
Sales and other deletions                                   (231,034)         (24,640)
Valuation adjustments and other                              (31,680)         -
                                                           ----------       ----------
Balance, End of year                                       $       -        $  262,714
                                                           ==========       ==========



The balances at December 31, 2000 and 1999, are shown net of reserves.


NOTE #17 - RESERVE FOR LOSSES ON OTHER REAL ESTATE OWNED

Transactions in the reserve for other real estate owned are summarized for 2000, 1999 and 1998:

                                                            2000              1999            1998
                                                        ------------      -----------      -----------
Balance, Beginning of year                              $   35,213        $  55,873        $   51,473
Provision charged to other expense                          31,680                -             4,400
Charge-offs and other reductions                           (66,893)         (20,660)                -
                                                       -----------       ----------        ----------
Balance, End of year                                   $         -       $   35,213        $   55,873
                                                       ===========       ==========        ==========



NOTE #18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following table presents the carrying amounts and fair values of financial instruments at December 31, 2000. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                 December 31, 2000           December 31, 1999
                                            --------------------------   ---------------------------
                                             Carrying                      Carrying
                                              Amount       Fair Value        Amount      Fair Value
                                            -----------   ------------    ------------   -----------
Assets
      Cash and cash equivalents             $ 8,388,298    $ 8,388,298    $11,243,489    $11,243,489
      Interest-bearing deposits in other
        financial institutions                  198,000        198,000        495,000        495,000
      Investment securities                   5,527,040      5,527,040      9,428,297      9,428,297
      Loans receivable                       78,504,272     78,253,098     84,118,136     84,094,640
      Loans held for sale                       235,300        235,300        835,323        835,323
      Accrued interest receivable               570,089        570,089        573,187        573,187

Liabilities
      Non-interest bearing deposits          36,855,546     36,855,546     34,208,093     34,208,093
      Interest bearing deposits              62,727,564     62,728,346     70,315,085     70,312,424
      Accrued interest payable                  323,676        323,676        276,360        276,360


                                             Notional      Cost to Cede    Notional       Cost to Cede
                                              Amount        or Assume       Amount         or Assume
                                           -------------   -----------   ------------    ------------
Off-Balance Sheet Instruments
      Commitments to extend credit and
       standby letters of credit            $ 9,263,000     $   92,630   $ 10,339,000     $  103,390


The following methods and assumptions were used by the Bank in estimating fair value disclosures:

o    CASH AND CASH EQUIVALENTS

     The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

o    INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

     Interest-bearing deposits in other financial institutions mature within ninety days from the date of deposit and, therefore, the carrying amounts approximate those assets' fair values.

o    INVESTMENT SECURITIES

     Fair values are based upon quoted market prices, where available.

o    LOANS

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

o    LOANS HELD FOR SALE

     Loans held for sale are recorded at the lower of cost or estimated fair value and, therefore, the carrying amount approximates fair value.

o    DEPOSITS

     The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

o    OFF-BALANCE SHEET INSTRUMENTS

     Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

NOTE #19 - TIME DEPOSIT LIABILITIES

     The aggregate amount of time certificates of deposit in denominations of $100,000 or more at December 31, 2000 and 1999 was $6,526,308 and
     $10,087,216, respectively. At December 31, 2000, the scheduled maturities of time certificates of deposit are as follows:


                     2001                  $ 25,158,330
                     2002                     1,742,700
                     2003                        35,569
                                           ------------
                                           $ 26,936,599
                                           ============


NOTE #20 - BORROWINGS

The Bank has borrowing lines with four correspondent banks totaling $3.5 million and another line at the Federal Reserve. Loans with a carrying amount of approximately $3.9 million have been pledged to secure the line at the Federal Reserve.

NOTE #21 - DIRECTOR RETIREMENT PLAN

The Company has a Director Retirement Plan, which will provide retirement benefits to one or more Directors of the Bank. During 2000 and 1999 approximately $42,000 (approximately $24,000 net of income taxes), and $154,000 (approximately $87,000 net of income taxes), respectively, were expensed for this plan. The benefits to be paid are based upon the individual director's years of service to the Bank and decision to forego director fees for the respective years of participation.

NOTE #22 - SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company has a Supplemental Executive Retirement Plan, which will provide retirement benefits for the former chief executive officer of the Bank. Benefits under this plan are fully vested upon participation. During 2000 and 1999, approximately $244,000 (approximately $142,000 net of income taxes) and $104,000 (approximately $59,000 net of income taxes), respectively, were expensed for this plan. The benefits to be paid amount to $75,000 per year for 15 years commencing at age 60.

NOTE #23 - CONDENSED FINANCIAL INFORMATION OF VINEYARD NATIONAL BANCORP (PARENT
           COMPANY)

                                 BALANCE SHEETS


                                                                2000          1999          1998
                                                            -----------    ----------    -----------
ASSETS
      Cash in Vineyard National Bank                         $   14,128    $    7,811    $    7,661
      Prepaid expenses                                             --             269           489
      Investment in subsidiary                                9,281,038     8,623,041     8,721,116
                                                             ----------    ----------    ----------

               Total Assets                                  $9,295,166    $8,631,121    $8,729,266
                                                             ==========    ==========    ==========

LIABILITIES
      Due to shareholders in lieu of
       fractional shares on stock splits                            133           886         1,107
                                                             ----------    ----------    ----------

STOCKHOLDERS' EQUITY
      Common stock                                            2,112,243     2,106,258     2,106,258
      Additional paid-in capital                              3,306,684     3,306,684     3,306,684
      Retained earnings                                       3,876,106     3,217,293     3,315,217
                                                             ----------    ----------    ----------

               Total Stockholders' Equity                     9,295,033     8,630,235     8,728,159
                                                             ----------    ----------    ----------

               Total Liabilities and Stockholders' Equity     9,295,166    $8,631,121    $8,729,266
                                                             ==========    ==========    ==========


                              STATEMENTS OF INCOME



INCOME
      Equity in income/(loss) of subsidiary                     $ 619,207     $ (25,014)    $ 443,218
      Interest                                                        998           950           965
      Other income                                                    618          --            --
                                                                ---------     ---------     ---------
                                                                  620,823       (24,064)      444,183
                                                                ---------     ---------     ---------

INCOME TAXES                                                          800           800           800
                                                                ---------     ---------     ---------

                      Net Income/(loss)                         $ 620,023     $ (24,864)    $ 443,383
                                                                =========     =========     =========

NOTE #23 - CONDENSED FINANCIAL INFORMATION OF VINEYARD NATIONAL BANCORP (PARENT
           COMPANY), Continued


                                                            2000          1999          1998
                                                         ----------   -----------    ----------
INCREASE IN CASH
CASH FLOWS FROM OPERATING ACTIVITIES
      Interest received                                  $     198     $     950     $     965
      Other income received                                    134          --            --
      Income taxes paid                                       --            (800)         (800)
                                                         ---------     ---------     ---------
                      Net Cash Provided
                       By Operating Activities                 332           150           165
                                                         ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised                                      5,985          --            --
                      Net Cash Provided
                                                         ---------     ---------     ---------
                       By Financing Activities               5,985          --            --
                                                         ---------     ---------     ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    6,317           150           165

CASH, Beginning of year                                      7,811         7,661         7,496
                                                         ---------     ---------     ---------

CASH, End of year                                        $  14,128     $   7,811     $   7,661
                                                         =========     =========     =========

RECONCILIATION OF NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES
      Net Income                                           620,023       (24,864)      443,383
      Adjustments to Reconcile Net Income
       to Net Cash Provided By Operating Activities
          Decrease in other assets                             269           220            54
          Undistributed (earnings)/loss of subsidiary     (619,207)       25,014      (443,218)
          Decrease in other liabilities                       (753)         (220)          (54)
                                                         ---------     ---------     ---------
                      Net Cash Provided
                       By Operating Activities           $     332     $     150     $     165
                                                         =========     =========     =========


SELECTED QUARTERLY FINANCIAL DATA

     The selected quarterly data for 2000 is based on the unaudited financial statements of the Company as presented by management.



                                                                 Quarter Ended 2000
                                           ---------------------------------------------------------------
                                             March 31         June 30       September 30     December 31
                                           --------------  --------------   --------------  --------------
Net Interest Income                         $  1,738,914    $  1,765,007      $ 1,784,794    $  1,627,953
Provision for Loan and Lease Losses              (36,000)       (220,000)      -               -
Other Income                                     364,212         373,374          367,981    $    476,341
Other Expenses                                (1,815,650)     (2,155,601)      (1,456,683)   $ (1,745,619)
                                           --------------   -------------    -------------  --------------

Income/(Loss) Before Taxes                       251,476        (237,220)         696,092         358,675
Income Taxes                                    (101,000)         95,000         (292,000)       (151,000)
                                           --------------   -------------   --------------   -------------

Net Income/(Loss)                           $    150,476    $   (142,220)    $    404,092    $    207,675
                                           =============    ============     ============    ============

Earnings/(Loss) Per Share
 of Common Stock
      Basic                                 $       0.08    $      (0.08)    $       0.22    $       0.11
                                           =============    ============     ============    ============
      Diluted                               $       0.08    $      (0.08)    $       0.22    $       0.11
                                           =============    ============     ============    ============

Weighted Average Shares
 in Per Share Calculation
      Basic                                    1,862,774       1,864,239        1,864,826       1,864,826
      Diluted                                  1,910,706       1,864,641        1,864,641       1,864,620

Balance Sheet Data
      Assets                                $117,807,277    $114,411,015     $111,577,621    $110,753,057
                                           =============    ============     ============    ============
      Deposits                              $106,127,272    $103,013,671     $ 10,771,943    $ 99,583,110
                                           =============    ============     ============    ============
      Loans and Leases/(Net)                $ 84,912,960    $ 81,076,583     $ 80,364,451    $ 78,739,572
                                           =============    ============     ============    ============
      Stockholders' Equity                  $  8,779,771    $  8,650,977     $  9,071,478    $  9,295,033
                                           =============    ============     ============    ============


     The selected quarterly data for 1999 is based on the unaudited financial statements of the Company as presented by management.


                                                                 Quarter Ended 1999
                                           ---------------------------------------------------------------
                                             March 31         June 30       September 30     December 31
                                           --------------  --------------   --------------  --------------
Net Interest Income                         $  1,704,296    $  1,745,299     $  1,729,198    $  1,611,676
Provision for Loan and Lease Losses              (41,000)        -                -              (125,000)
Other Income                                     355,491         384,004          384,285    $    779,769
Other Expenses                                (1,810,610)     (1,870,440)      (1,893,046)   $ (2,990,386)
                                            ------------    ------------     ------------    ------------

Income/(Loss) Before Taxes                       208,177         258,863          220,437        (723,941)
Income Taxes                                     (85,000)       (104,000)         (93,000)        293,600
                                            ------------    ------------     ------------    -------------

Net Income/(Loss)                           $    123,177    $    154,863     $    127,437    $   (430,341)
                                            ============    ============     ============    ============

Earnings/(Loss) Per Share
 of Common Stock
      Basic                                 $       0.07    $       0.08        $    0.07    $      (0.23)
                                            ============    ============     ============    ============
      Diluted                               $       0.06    $       0.08     $       0.06    $      (0.22)
                                            ============    ============     ============    ============

Weighted Average Shares
 in Per Share Calculation
      Basic                                    1,862,776       1,862,776        1,862,776       1,862,776
      Diluted                                  1,990,354       1,990,008        1,998,439       1,986,014

Balance Sheet Data
      Assets                                $115,783,879    $117,272,009     $115,247,963    $116,228,156
                                            ============    ============     ============    ============
      Deposits                              $105,269,935    $106,750,822     $104,160,124    $104,523,178
                                            ============    ============     ============    ============
      Loans and Leases/(Net)                $ 86,491,564    $ 83,594,909     $ 82,858,891    $ 84,953,459
                                            ============    ============     ============    ============
      Stockholders' Equity                  $  8,831,169    $  8,964,127     $  9,076,759    $  8,630,235
                                            ============    ============     ============    ============

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Except for information regarding the Registrant's executive officers which is included in Part I of this Report, the information called for by Item 10 is incorporated herein by reference from the Company's definitive proxy statement to be filed with the Commission on or before April 30, 2001, for the Company's 2000 annual shareholders' meeting.

ITEM 11.  EXECUTIVE COMPENSATION

The information required by Item 11 is incorporated herein by reference from the Company's definitive proxy statement to be filed with the Commission on or before April 30, 2001, for the Company's 2000 annual shareholders' meeting.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 12 is incorporated herein by reference from the Company's definitive proxy statement to be filed with the Commission on or before April 30, 2001, for the Company's 2000 annual shareholders' meeting.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 13 is incorporated herein by reference from the Company's definitive proxy statement to be filed with the Commission on or before April 30, 2001, for the Company's 2000 annual shareholders' meeting.

                                     PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K

     a)   The following documents are filed as part of this Form 10-K:

          1)   Financial Statements:

               See Index to Financial Statements in Item 8 on Page 34 of this Report.

          2) All schedules are omitted as the information is not required, is not material or is otherwise furnished.

          3)   Exhibits:

               See Index to Exhibits on Page 65 of this Form 10-K. Included among the Exhibits filed as part of this Report on Form 10-K are the following Executive Compensation Plans and arrangements:


          A)   Vineyard National Bank Deferred Compensation Plan. Exhibit 10.4

          B)   Incentive Stock Option Plan for Vineyard National Bank, 1997.
               Exhibit 10.17

          C) Employment Agreement between Vineyard National Bank and Norman A. Morales. Exhibit 10.18


     b)   Reports on Form 8-K:

          None.

     c)   Exhibits:

          See Index to Exhibits on Page 65 of this Form 10-K.

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf of the undersigned, thereunto duly authorized, on the 30th day of March 2001.


                                 VINEYARD NATIONAL BANCORP
                                 (Registrant)



                                 By   /s/ NORMAN A. MORALES
                                      --------------------------------------
                                      Norman A. Morales,
                                      President and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 30, 2001.



                                    President, Chief Executive Officer (Principal
  /s/ NORMAN A. MORALES             Executive Officer) and Director
-----------------------------
                                    Executive Vice President, Chief Financial Officer,
  /s/ SARA F. AHERN                 (Principal Financial and Accounting Officer)
------------------------------

  /s/ FRANK S. ALVAREZ              Chairman of the Board of Directors
------------------------------

  /s/ CHARLES KEAGLE                Director
------------------------------

  /s/ JOEL H. RAVITZ                Director
------------------------------

  /s/ LESTER STROH, M.D             Director
------------------------------

                                INDEX TO EXHIBITS


   EXHIBIT                                                                           SEQUENTIALLY
   NUMBER                     DESCRIPTION                                            NUMBERED PAGE
   ------                     -----------                                            -------------
     3.1    Registrant's Articles of Incorporation                                         (R-1)
     3.2    Registrant's Bylaws                                                            (R-1)
     3.3    Plan of Reorganization and Agreement of Merger                                 (R-1)
     4.0    Specimen Common Stock Certificate of Registrant                                (R-1)
    10.4    Vineyard National Bank Deferred Compensation Plan                              (R-1)
    10.9    Lease Agreement Between Vineyard National Bank and Landlord                    (R-1)
            Regarding Diamond Bar Office 1987                                              (R-1)
    10.15   Buy/Sell Agreement Between Vineyard National Bank and Wells Fargo 1984         (R-1)
    10.16   Buy/Sell Agreement Between Vineyard National Bank and Arrowhead                (R-1)
            Pacific Savings Bank 1988
    10.17   Incentive Stock Option Plan for Vineyard National Bank 1997                    (R-3)
    10.18   Employment Agreement Between Vineyard National Bank and                        (R-3)
            Norman A. Morales
    10.19   Lease Agreement Between Vineyard National Bank and Landlord                    (R-3)
            Regarding Manhattan Beach Loan Office 2001
    10.20   Registration of Securities Pursuant to Registrant's 1997 Incentive Stock       (R-3)
            Option Plan
    21      Subsidiaries of the Registrant                                                 (R-2)
    23      Consent of Vavrinek, Trine, Day & Co., LLP                                        66


(R-1) Incorporated by reference to the same numbered exhibit to Registrant's
      Annual Report on Form 10-K for the year ended December 31, 1988.

(R-2) Incorporated by reference to the same numbered exhibit to Registrant's
      Annual Report on Form 10-K for the year ended December 31, 1989.

(R-3) Incorporated by reference to the same numbered exhibit to Registrant's
      Annual Report on Form 10-K for the year ended December 31, 2000.

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Vineyard National Bancorp:

We consent to the incorporation of our Report dated March 21 2000, on the consolidated financial statements of Vineyard National Bancorp as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in its Annual Report on Form 10-K for the year ended December 31, 2000.




/S/ VAVRINEK, TRINE, DAY & CO., LLP
----------------------------------------------
VAVRINEK, TRINE, DAY & CO., LLP
Certified Public Accountants
Rancho Cucamonga, California
March 23, 2001

                                                                    EXHIBIT 13.1


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                 ----------------------------------------------

                                   FORM 10-K/A

              ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2000          Commission File No. 0-20862

                            VINEYARD NATIONAL BANCORP
             (Exact Name of Registrant as Specified in its Charter)


                California                                   33-0309110
     (State of other jurisdiction of                       (IRS Employer
      incorporation or organization)                   Identification Number)


         9590 Foothill Boulevard                               91730
       Rancho Cucamonga, California                          (Zip Code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (909) 987-0177

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

       Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

                               FORM 10-K AMENDMENT

The Registrant; Vineyard National Bancorp ("Bancorp") hereby amends its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, by deleting its responses for Items 10,11,12 and 13 contained in its Annual Report on Form 10-K filed March 30, 2001 and replacing such Items as set forth in this Amendment No. 1 to Form 10-K.


                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors and executive officers of the Bancorp, and their ages at March 31, 2001 are as follows:

                                    DIRECTORS

FRANK S. ALVAREZ Mr. Alvarez, 66, is a retired Certified Public Accountant, formerly with Bowen McBeth, Inc. He is also on the Board of Directors of Casa Colina Rehabilitation Hospital in Pomona, California. He has been a Director of Vineyard National Bank (the "Bank") since 1981. On January 26, 2000 Mr. Alvarez became the new Chairman of the Board of the Bancorp. He has been a member of the Bancorp's Board of Directors since its inception in 1988.

CHARLES L. KEAGLE Mr. Keagle, 61, is founding owner, Chairman, and CEO of The C & C Organization, a position he has held for more than five years. C & C operates restaurants in southern California known as The Cask 'n Cleaver, El Gato Gordo and Charley's Grill. Mr. Keagle was an original founding organizer and Director of the Bank. In addition to his community service involvement, he is a member of the Board of Directors of The California Restaurant Association, The California Avocado Commission and The Advisory Board for the Cal Poly Pomona School of Hotel and Restaurant Management. He returned as a Bancorp Director in 1998.

NORMAN A. MORALES Mr. Morales, 40, has been employed by the Bancorp and the Bank as the Chief Executive Officer and President since October 1, 2000. Mr. Morales served as Executive Vice President/ Chief Operating Officer and Chief Credit Officer of Cedars Bank, Los Angeles, California from February, 1999 through September, 2000. His previous executive experience includes serving as Executive Vice President and Chief Financial Officer for Hawthorne Savings, F.S.B., in El Segundo, California from January, 1995 through January, 1999. He was Executive Vice President/ Chief Financial Officer and Chief Administrative Officer of Southern California Bank in La Mirada, California from July, 1987 through January, 1995. He has been a Bank Director and a Bancorp Director since October, 2000.

JOEL H. RAVITZ Mr. Ravitz, 55, has been Chairman of the Board and CEO of Quincy Cass Associates, Inc., a Los Angeles based securities broker dealer and a member of National Association of Securities Dealers. He has held this position for more than five years. He is a past President and Director of Therapeutic Living Centers for the Blind, a non-profit corporation, and a member of Town Hall of California and the Bond Club of Los Angeles. He has been a Bank Director since 1983 and a Bancorp Director since its inception in 1988.

LESTER STROH Dr. Stroh, 82, was Chairman of the Board of the Bancorp until he resigned as Chairman, effective January 26, 2000. He is a licensed physician and retired Chairman of the Department of Allergy at Southern California Permanente Medical Group, Kaiser Foundation Hospital, Fontana, California. He has been a Bank Director since 1981 and a Bancorp Director since its inception in 1988.

                               EXECUTIVE OFFICERS

ROBERT J. SCHOEFFLER Mr. Schoeffler, 53, served as the Acting Chief Executive Officer of the Bancorp and the Bank from April, 2000 through October, 2000. He served as the Executive Vice President/Senior Credit Officer of the Bank from November, 1999 through March, 2000, and again from October, 2000 through December, 2000. He had served in this capacity two separate times since January, 1993. Mr. Schoeffler joined the Bank in April, 1991 as Vice President/Manager of the Rancho Cucamonga branch and then became Senior Vice President/Commercial Lending. Mr. Schoeffler's employment was terminated on April 2, 2001.

SARA F. AHERN Ms. Ahern, 46, is the Executive Vice President and Chief Financial Officer of the Bank and the Bancorp and has held this position since November, 2000. Ms. Ahern joined the Bank in June, 1993, as Vice President/Director of Operations. She served as Executive Vice President and Cashier from January 1994 until November, 2000.

RONALD C. ZUREK Mr. Zurek, 48, is a Senior Vice President. He served as Acting Senior Credit Officer from April, 2000 through October, 2000. Mr. Zurek joined the Bank in April, 1993, as Vice President/Commercial Loan Officer. He was assigned the duties of the Bank's Community Reinvestment Act (CRA) Officer in January, 1994 and then became Senior Vice President/Regulatory Compliance Officer in March, 1997.

All of the above officers hold office at the pleasure of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirement, we believe that, during the year ended December 31, 2000, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16 (a) filing requirements.

ITEM 11.  EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Chief Executive Officer and the executive officers of the Bank, which is a subsidiary of the Bancorp, for the last three year period ending December 31, 2000.

                                     SUMMARY COMPENSATION TABLE

                                                                   Long Term
                                    Annual Compensation           Compensation
                               ----------------------------   ---------------------
 Name and principal                                           Securities underlying     All other
 position                      Year      Salary       Bonus      options/SARs(#)       Compensation
            (a)                (b)         (c)        (d)              (g)                 (i)
---------------------------------------------------------------------------------------------------
Norman A. Morales              2000     $ 56,250                      80,000
President and                   --
Chief Executive Officer         --

Steven R. Sensenbach(1)        2000     $ 76,859         --                             $204,600
President and                  1999     $200,000    $89,465
Chief Executive Officer        1998     $200,000    $74,815

Robert J. Schoeffler(2)        2000     $119,250    $10,000           8,000
Executive Vice President       1999     $ 80,000    $ 2,125               0
                               1998     $ 81,107    $   904           5,000

Sara F. Ahern                  2000     $ 86,030    $10,000           8,000
Executive Vice President       1999     $ 75,000    $ 2,008               0
                               1998     $ 70,000    $   717           5,000

Ronald C Zurek                 2000     $ 76,104    $ 6,350           8,000
Senior Vice President          1999     $ 72,482    $ 1,925               0
                               1998     $ 69,030    $   707           3,000

(1) Mr. Sensenbach's employment with the Company was terminated effective as of March 31, 2000.

(2) Mr. Schoeffler's employment with the Company was terminated effective as of April 2, 2001.

The following tables summarize, for the year ended December 31, 2000, option grants under the Bancorp's 1997 Incentive Stock Option Plan and option exercises by the executive officers named in the Summary Compensation Table, and the value of the options held by them as of December 31, 2000.

                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                      Potential realizable value
                                                                                       at assumed annual rates
                                                                                     of stock price appreciation
                                        Individual Grants                                  for option term
----------------------------------------------------------------------------------------------------------------
         (a)                   (b)              (c)          (d)          (e)            (f)          (g)
                                             Percent of
                            Number of          total
                            securities     options/SARs    Exercise
                            underlying      granted to     or base
                           options/SARs    employees in     price      Expiration
         Name               granted (#)      fiscal year   ($/Share)      Date         5%(*)       10%(*)

Norman A. Morales             80,000           49.54%        $4.00      11/13/07       $130,272    $303,589
Steven R. Sensenbach(1)        5,000            3.10%        $5.00      11/13/07       $      0    $      0
Robert J. Schoeffler(2)        5,000            3.10%        $5.00      11/13/07       $      0    $      0
Robert J. Schoeffler           3,000            1.86%        $4.00      11/13/07       $  4,885    $ 11,385
Sara F. Ahern(2)               5,000            3.10%        $5.00      11/13/07       $      0    $      0
Sara F. Ahern                  3,000            1.86%        $4.00      11/13/07       $  4,885    $ 11,385
Ronald C. Zurek(2)             5,000            3.10%        $5.00      11/13/07       $      0    $      0
Ronald C. Zurek                3,000            1.86%        $4.00      11/13/07       $  4,885    $ 11,385

*The dollar amount under columns (f) and (g) are based on assumed 5% and 10% annual rates of appreciation set by the SEC. These amounts should not be viewed as, and are not intended to be a forecast of possible future appreciation, if any, in the Company's stock price.

(1)   These options were cancelled under the terms of the Stock Option Plan.

(2)   These options were cancelled on September 27, 2000.


                                  FISCAL YEAR-END OPTION/SAR VALUES

                           Number of securities
                          underlying unexercised      Value(*) of unexercised
                          options/SARs at fiscal     in-the-money(*) options/
                          year-end(#) (in shares)    SARs at fiscal year-end($)
        Name             Exercisable/Unexercisable   Exercisable/Unexercisable
--------------------------------------------------------------------------------
        (a)                        (d)                          (e)
Norman A. Morales           20,000      60,000           $  0         $0
Steven R. Sensenbach             0           0           $  0         $0
Robert J. Schoeffler         1,440       3,000           $255         $0
Sara F. Ahern                    0       3,000           $  0         $0
Ronald C Zurek                   0       3,000           $  0         $0

* For purposes of column (e), the "value" of unexercised options means the difference between the option exercise price and the market value of the underlying shares based on $3.0938, the closing price for the Company's common stock on December 31, 2000.

COMPENSATION OF DIRECTORS

Directors of the Bancorp currently are paid $2,000 for their personal attendance at any meeting of the Board of Directors of the Bank. The Chairman of the Board of Directors of the Bank and Chairman Emeritus are currently being paid an additional $500 and $250, respectively, for their personal attendance at any meeting of the Board of Directors of the Bank. The Directors who serve on the Audit Committee of the Bancorp, Asset and Liability Committee of the Bank and/or Loan Committee of the Bank are currently being paid $300 for their personal attendance at each meeting of such committee.

EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Bancorp has an employment agreement with Mr. Morales. The expiration date of this contract is September 30, 2001. The Board of Directors has voted to extend Mr. Morales' contract for a one year term subject to negotiation of a mutually acceptable amendment with Mr. Morales. Mr. Morales' annual salary is $225,000. At any time during the term of Mr. Morales' employment agreement, the Board of Directors may terminate his employment with or without cause. If the termination is without cause, then Mr. Morales is entitled to severance pay equal to six month's salary. In the event that the employment agreement is terminated by a merger or sale or transfer of the Bank's and Bancorp's assets during the term of the agreement, then Mr. Morales is entitled to one year's salary.

OTHER BENEFITS

Deferred Compensation - The Bank maintains a non-qualified deferred compensation plan for certain key management personnel whereby they may defer compensation which will then provide for certain payments upon retirement, death or disability. The Bank may make matching contributions of 25% of titled officers' deferrals, 50% for senior officers', and 100% of executive officer's deferrals up to a maximum of 5% (10% for executive officers) of before-tax compensation. The Company's contribution, in the aggregate, for all participants shall not exceed 4% of compensation of all Company employees. Each participant contributes a minimum of $1,000 annually to the plan.

Defined Contribution Plan - The Company has a qualified defined contribution (401(k) Retirement Savings Plan) for all eligible employees. Employees may contribute from 1% to 15% of their compensation with a maximum of $10,500 annually. The Company's contribution to the plan is based upon an amount equal to 25% of each participant's eligible contribution for the plan year not to exceed 4% of the employee's compensation.

Director Retirement Plan--The Company has made available to eligible directors a Director Retirement Plan, which will provide retirement benefits to them.

Supplemental Executive Retirement Plan - The Company had a Supplemental Executive Retirement Plan which is no longer available that provides retirement benefits for the former chief executive officer of the Bank.

Stock Option Plan - The Company adopted the 1997 Incentive Stock Option Plan (the "1997 Plan") in November 1997. Each director, officer, employee or consultant of the Company or any of our subsidiaries is eligible to be considered for the grant of awards under the 1997 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1997 Plan is 253,316, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1997 Plan. As of March 31, 2001, 50,100 shares of Common Stock remained available for grant of awards to eligible participants under the 1997 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors did not maintain a Compensation Committee during 2000. No executive officer or employee participated in the deliberations of the Board of Directors concerning executive officer compensation.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Bancorp does not know of any person or group that beneficially owned more than 5% of its common stock on March 31, 2001 except as set forth in the following table.

                           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                                                        Options Exercisable
                       Name and address        Amount and nature of      within 60 Days of     Percent
  Title of Class      of beneficial owner   beneficial ownership(3)(4)       03/31/2001       of class(3)
---------------------------------------------------------------------------------------------------------
Common Stock         Frank S. Alvarez              111,865(1)                 5,000              6.27%
                     1080 West 22nd St.
                     Upland, CA  91786

Common Stock         Charles L. Keagle             105,120(2)                 5,000              5.91%
                     2533 Vista Drive
                     Upland, CA  91886


(1) Includes 107,625 shares held by Louis M. Alvarez and Frank S. Alvarez as co-trustees of Manual Alvarez and Lorenza E. Alvarez trust and 4,240 shares held jointly by Frank S. Alvarez and Encarnacion Alvarez.

(2) Includes 104,048 shares held jointly by Charles L. Keagle and Linda J. Keagle and 1,072 shares held for their children with Charles L. Keagle as custodian, under the California Uniform Gift to Minors act.

(3) Under Rule 13d-3 certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares.) In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the share (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 2001. The number of shares outstanding at March 31, 2001 was 1,864,826.

(4) Number of shares included in this column does not include options exercisable within 60 days of March 31, 2001.

The table below shows for current directors, executive officers, and all directors and executive officers as a group, the shares of common stock beneficially owned as of March 31, 2001.

                           SECURITY OWNERSHIP OF MANAGEMENT


                                                                         Options Exercisable
                         Name of               Amount and nature of        within 60 Days of
 Title of Class      beneficial owner       beneficial ownership(2)(3)        03/31/2001
---------------------------------------------------------------------------------------------
Common Stock      Frank S. Alvarez                  111,865                     5,000
Common Stock      Charles L. Keagle                 105,120                     5,000
Common Stock      Norman Morales                      1,500                    20,000
Common Stock      Joel Ravitz                        47,482(1)                  5,000
Common Stock      Lester Stroh                       60,750                     5,000
Common Stock      Sara F. Ahern                           1                     3,333
Common Stock      Robert J. Schoeffler                    2                     4,773
Common Stock      Ronald C. Zurek                     2,000                     2,667

Common Stock      Directors and executive           328,720                    50,773
                  Officers of the Bancorp
                  as a group

(1) Includes 19,668 shares held by Quincy Cass Associates over which Mr. Ravitz exercises control.

(2) Under Rule 13d-3 certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares.) In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the share (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 2001. The number of shares outstanding at March 31, 2001 was 1,864,826.

(3) Number of shares included in this column does not include options exercisable within 60 days of March 31, 2001.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and executive officers of the Bancorp and its subsidiary, the Bank, and the companies with which the directors and executive officers are associated were customers of, and had banking transactions with, the Bank during 2000. Such transactions were in the ordinary course of business and the Bank expects to have similar banking transactions in the future. All the loans and commitments included in such transactions were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, did not involve more than a normal risk of collectibility or present other unfavorable features.

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf of the undersigned, thereunto duly authorized, on the 30th day of April 2001.

                                             VINEYARD NATIONAL BANCORP
                                             (Registrant)



                                             By   /s/ NORMAN A. MORALES
                                               ---------------------------------
                                               Norman A. Morales,
                                               President and Chief Executive
                                               Officer